                                                                  Exhibit (a)(1)

                          Offer to Purchase for Cash
                    All Outstanding Shares of Common Stock
                                      of
                          SUN COAST INDUSTRIES, INC.
                                      by
                           SAFFRON ACQUISITION CORP.
                 a wholly owned subsidiary of Kerr Group, Inc.
                                      at
                             $10.75 NET PER SHARE

--------------------------------------------------------------------------------
 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
        TIME, ON TUESDAY, MARCH 3, 1998, UNLESS THE OFFER IS EXTENDED.
--------------------------------------------------------------------------------

  THE OFFER IS BEING MADE PURSUANT TO AN AGREEMENT AND PLAN OF MERGER DATED AS OF JANUARY 28, 1998 AMONG KERR GROUP, INC., SAFFRON ACQUISITION CORP. AND SUN COAST INDUSTRIES, INC. THE BOARD OF DIRECTORS OF SUN COAST INDUSTRIES, INC. HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, AND DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE HOLDERS OF THE COMMON STOCK AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES.

  THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER, THAT NUMBER OF SHARES WHICH REPRESENTS AT LEAST A MAJORITY OF THE SHARES OF COMMON STOCK OUTSTANDING ON A FULLY DILUTED BASIS AND THE OTHER CONDITIONS SET FORTH IN THIS OFFER TO PURCHASE. SEE SECTION 14.

                                ---------------
                                   IMPORTANT

  Any stockholder who desires to tender all or any portion of such stockholder's Shares (as defined herein) should either (i) complete and sign the Letter of Transmittal (or facsimile thereof) in accordance with the instructions in the Letter of Transmittal, mail or deliver it and any other required documents to the Depositary and either deliver the certificates for such Shares to the Depositary or tender such Shares pursuant to the procedures for book-entry transfer set forth in Section 3 or (ii) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. Any stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such person to tender such stockholder's Shares.

  Any stockholder who desires to tender Shares and whose certificates representing such Shares are not immediately available, or who cannot comply with the procedures for book-entry transfer on a timely basis, may tender such Shares by following the procedures for guaranteed delivery set forth in
Section 3.

  Questions and requests for assistance may be directed to the Information Agent at the locations and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent or the Depositary, or to brokers, dealers, commercial banks or trust companies. A stockholder also may contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.

                               ---------------

                    THE INFORMATION AGENT FOR THE OFFER IS:

                [LOGO OF MACKENZIE PARTNERS, INC APPEARS HERE]

                               ---------------

February 3, 1998

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
 INTRODUCTION
 THE OFFER
     1. Terms of the Offer...............................................     3
     2. Acceptance for Payment and Payment...............................     4
     3. Procedure for Tendering Shares...................................     5
     4. Withdrawal Rights................................................     8
     5. Certain Federal Income Tax Consequences..........................     8
     6. Price Range of the Shares; Dividends on the Shares...............     9
     7. Effect of the Offer on the Market for the Shares; Stock Listing;
         Exchange Act Registration; Margin Regulations ..................     9
     8. Certain Information Concerning the Company.......................    11
     9. Certain Information Concerning Parent and the Purchaser..........    12
    10. Source and Amount of Funds.......................................    15
    11. Background of the Offer; Purpose of the Offer and the Merger; The
         Merger Agreement and Certain Other Agreements...................    16
    12. Plans for the Company; Other Matters.............................    28
    13. Dividends and Distributions......................................    31
    14. Conditions of the Offer..........................................    31
    15. Certain Legal Matters............................................    33
    16. Fees and Expenses................................................    35
    17. Miscellaneous....................................................    35

SCHEDULE I--General Partners, Managing Members, Directors and Executive Officers of Saffron Acquisition Corp. and Kerr Group, Inc., Fremont Acquisition Company, LLC, Fremont Partners, L.P., FP Advisors, L.L.C., Fremont Group, L.L.C. and Fremont Investors, Inc.

TO THE HOLDERS OF COMMON STOCK OF SUN COAST INDUSTRIES, INC.:

                                 INTRODUCTION

  SAFFRON ACQUISITION CORP., a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of Kerr Group, Inc., a Delaware corporation ("Parent"), hereby offers to purchase all issued and outstanding shares (the "Shares") of common stock, par value $.01 per share, including the associated rights to purchase shares of common stock pursuant to the Rights Agreement between Sun Coast Industries, Inc., a Delaware corporation (the "Company") and American Stock Transfer & Trust Company, dated June 6, 1995, as amended (the "Rights" and together with the common stock, the "Common Stock"), of the Company, at a price of $10.75 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer"). Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the sale of Shares pursuant to the Offer. The Purchaser will pay all fees and expenses incurred in connection with the Offer of MacKenzie Partners, Inc., which is acting as the Information Agent (the "Information Agent") and American Stock Transfer & Trust Company which is acting as the Depositary (the "Depositary").

  THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER, THAT NUMBER OF SHARES OF COMMON STOCK WHICH REPRESENTS AT LEAST A MAJORITY OF THE SHARES OUTSTANDING ON A FULLY DILUTED BASIS (THE "MINIMUM CONDITION"). SEE SECTION
14. As used in this Offer to Purchase, "fully diluted basis" takes into account the conversion or exercise of all outstanding options and other rights and securities exercisable or convertible into shares of Common Stock. The Company has informed the Purchaser that, as of January 28, 1998, there were
(i) 4,117,629 shares of Common Stock issued and outstanding, and (ii) outstanding options and other rights to purchase an aggregate of 431,764 shares of Common Stock. The Merger Agreement (as defined below) provides, among other things, that the Company will not, without the prior written consent of Parent, issue any additional Shares (except on the exercise of outstanding options and other rights and securities). Based on the foregoing and giving effect to the exercise of all outstanding options and warrants, other than the Option (as defined below), the Purchaser believes that the Minimum Condition will be satisfied if 2,279,246 shares of Common Stock are validly tendered and not withdrawn prior to the expiration of the Offer.

  As a condition and inducement to Parent and the Purchaser to enter into the Merger Agreement, concurrently with the execution and delivery of the Merger Agreement, Parent and the Company have entered into a Company Option Agreement, dated as of January 28, 1998, pursuant to which, among other things, the Company has granted Parent an irrevocable option to purchase up to 500,000 newly-issued shares of Common Stock at $10.75 per share (the "Option"). The Option can only be exercised in certain circumstances. See
Section 11.

  As a condition and inducement to Parent and the Purchaser to enter into the Merger Agreement and to incur the liabilities therein, James M. Hoak, Jr. (the "Major Stockholder"), who has voting power and dispositive power with respect to approximately 438,000 Shares, concurrently with the execution and delivery of the Merger Agreement, is entering into a Stockholder Agreement (the "Stockholder Agreement"), dated as of January 28, 1998, with Parent and the Purchaser. Pursuant to the Stockholder Agreement, the Major Stockholder has agreed, among other things, to tender the Shares held by him in the Offer, and to grant Parent a proxy with respect to the voting of such Shares in favor of the Merger upon the terms and subject to the conditions set forth therein.

  As an inducement to the Company to enter into the Merger Agreement, concurrently with the execution and delivery of the Merger Agreement, Fremont Partners, L.P., a Delaware limited partnership ("Fremont Partners"), and the Company have entered into a Guarantee, dated as of January 28, 1998 (the "Guarantee"), pursuant to which, among other things, Fremont Partners has agreed to unconditionally and irrevocably guarantee, for the benefit of the Company, the performance of all obligations of Parent and the Purchaser pursuant to the Merger Agreement. Fremont Partners has represented in the Guarantee that it has funds available sufficient to purchase, or cause the purchase, of the Shares in accordance with the terms of the Merger Agreement, and to pay, or cause to be paid, all amounts due (or which will, as a result of the transactions contemplated by the Merger Agreement, become due) in respect of any indebtedness of the Company for borrowed money outstanding as of the date of the consummation of the Offer. The Guarantee terminates upon consummation of the purchase by the Purchaser, Parent or any of their respective affiliates of any Shares to the Offer.

  The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of January 28, 1998 (the "Merger Agreement"), by and among Parent, the Purchaser and the Company pursuant to which, as soon as practicable after the completion of the Offer and satisfaction or waiver, if permissible, of all conditions to the Merger (as defined below), the Purchaser will be merged with and into the Company and the corporate existence of the Purchaser will thereupon cease. The merger, as effected pursuant to the immediately preceding sentence, is referred to herein as the "Merger," and the Company as the surviving corporation of the Merger is sometimes herein referred to as the "Surviving Corporation." At the effective time of the Merger (the "Effective Time"), each share of Common Stock then outstanding (other than Shares held by Parent or the Purchaser and Shares held by stockholders who properly perfect their dissenters' rights under Delaware law) will be cancelled and extinguished and converted into the right to receive the Offer Price or any higher price per share of Common Stock paid in the Offer (the "Merger Consideration"), in cash payable to the holder thereof without interest. The Merger Agreement is more fully described in Section 11.

  THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREUNDER, INCLUDING THE OFFER AND THE MERGER, AND DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE HOLDERS OF THE COMMON STOCK, AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES.

  Stephens Inc., the Company's financial advisor ("Stephens"), has delivered to the Company's Board of Directors its written opinion (the "Fairness Opinion") to the effect that the consideration to be received by the holders of Common Stock pursuant to the Offer and under the terms of the Merger Agreement, is fair to such holders, from a financial point of view. Such opinion is set forth in full as an exhibit to the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") that is being mailed to stockholders of the Company.

  The Merger Agreement provides that the initial scheduled expiration date of the Offer shall be twenty (20) business days after the date the Offer is commenced, but that if all conditions to the Offer shall not have been satisfied or waived by such date, the Purchaser may, from time to time, in its sole discretion, extend the expiration date. In addition, the Merger Agreement provides that the Purchaser shall, on the terms and subject to the prior satisfaction or waiver of the conditions of the Offer, accept for payment and purchase, as soon as permitted under the terms of the Offer, all Shares validly tendered and not withdrawn prior to the expiration of the Offer; provided, however, that if, immediately prior to the initial expiration date of the Offer, the Shares tendered and not withdrawn pursuant to the Offer equal less than 90% of the outstanding shares of Common Stock, the Purchaser may extend the Offer for a period not to exceed five (5) business days, notwithstanding that all conditions to the Offer are satisfied as of such expiration date of the Offer. The Offer will not remain open following the time Shares are accepted for payment.

  Consummation of the Merger is conditioned upon, among other things, the approval and adoption by the requisite vote of stockholders of the Company of the Merger Agreement, if required by applicable law in order to consummate the Merger. See Section 11. Under the Delaware General Corporation Law (the "DGCL"), except as otherwise provided below, the affirmative vote of a majority of the outstanding shares of Common Stock is required to approve the Merger Agreement and the Merger.

  Under Section 253 of the DGCL, if a corporation owns at least 90% of the outstanding shares of each class of another corporation, the corporation holding such stock may merge such other corporation into itself without any action or vote on the part of the board of directors or the stockholders of such other corporation (a "short-form merger"). In the event that Parent and the Purchaser acquire in the aggregate at least 90% of the outstanding shares of Common Stock pursuant to the Offer or otherwise, then, at the election of Parent, a short-form merger could be effected without any approval of the Board of Directors or the stockholders of the Company, subject to compliance with the provisions of Section 253 of the DGCL. Even if Parent and the Purchaser do not own 90% of the outstanding shares of Common Stock following consummation of the Offer, Parent and the Purchaser could seek to purchase additional shares in the open market or otherwise in order to reach the 90% thresholds and employ a short-form merger. The per share consideration paid for any Shares so acquired may be greater or less than that paid in the Offer. Parent presently intends to effect a short-form merger if permitted to do so under the DGCL.

  THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                   THE OFFER

  1. TERMS OF THE OFFER. Upon the terms and subject to the conditions of the Offer, the Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn in accordance with Section 4 of this Offer to Purchase. The term "Expiration Date" shall mean 12:00 Midnight, New York City time, on Tuesday, March 3, 1998, unless and until the Purchaser, in accordance with the terms of the Merger Agreement, shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire.

  The Offer is conditioned upon, among other things, the satisfaction of the Minimum Condition, and the expiration or termination of all waiting periods imposed by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder (the "HSR Act"). See Section 14. If such conditions are not satisfied prior to the Expiration Date, the Purchaser reserves the right (but shall not be obligated) to (i) decline to purchase any of the Shares tendered and terminate the Offer, subject to the terms of the Merger Agreement, (ii) waive any of the conditions to the Offer, to the extent permitted by applicable law and the provisions of the Merger Agreement, and, subject to complying with applicable rules and regulations of the Securities and Exchange Commission (the "Commission"), purchase all Shares validly tendered or (iii) subject to the terms of the Merger Agreement, extend the Offer and, subject to the right of stockholders to withdraw Shares until the Expiration Date, retain the Shares which will have been tendered during the period or periods for which the Offer is open or extended.

  Subject to the terms of the Merger Agreement, the Purchaser expressly reserves the right, in its sole discretion, at any time or from time to time,
(i) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Shares, by giving oral or written notice of such extension to the Depositary and (ii) to amend the Offer in any respect (including, without limitation, by decreasing or increasing the consideration offered in the Offer (the "Offer Price") to holders of Shares and/or by decreasing the number of Shares being sought in the Offer), by giving oral or written notice of such amendment to the Depositary. The rights reserved by the Purchaser in this paragraph are in addition to the Purchaser's rights to terminate the Offer as described in
Section 14. Any extension, amendment or termination will be followed as promptly as practicable by public announcement thereof, the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rule 14d-4(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Without limiting the obligation of the Purchaser under such Rule or the manner in which the Purchaser may choose to make any public announcement, the Purchaser currently intends to make announcements by issuing a press release to the Dow Jones News Service. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE OFFER PRICE TO BE PAID BY THE PURCHASER FOR THE SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

  The Merger Agreement provides that the Purchaser will not amend or waive the Minimum Condition and will not decrease the Offer Price or change the form of consideration payable in the Offer or decrease the number of Shares sought, or impose additional conditions to the Offer, or amend any other term of the Offer in any manner adverse to the holders of the Shares without the written consent of the Company; provided, however, that if on the initial scheduled Expiration Date of the Offer, which is twenty (20) business days after the date the Offer is commenced, all conditions to the Offer shall not have been satisfied or waived, the Purchaser may, from time to time, in its sole discretion, extend the Expiration Date. In addition, under the terms of the Merger Agreement, if, immediately prior to the initial Expiration Date, the Shares tendered and not withdrawn equal less than 90% of the outstanding shares of Common Stock, the Purchaser may extend the Offer for a period not to exceed five (5) business days, notwithstanding that all conditions to the Offer may have been satisfied.

  If the Purchaser extends the Offer, or if the Purchaser (whether before or after its acceptance for payment of Shares) is delayed in its purchase of or payment for Shares or is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of the Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in Section 4. However, the ability of the Purchaser to delay the payment for Shares which the Purchaser has accepted for payment is limited by Rule 14e-l(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of the Offer.

  If the Purchaser makes a material change in the terms of the Offer or in the information concerning the Offer or waives a material condition of the Offer, the Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. In a public release, the Commission has stated that in its view an offer must remain open for a minimum period of time following a material change in the terms of the Offer and that waiver of a material condition, such as the Minimum Condition, is a material change in the terms of the Offer. The release states than an offer should remain open for a minimum of five (5) business days from the date a material change is first published, sent or given to security holders and that, if material changes are made with respect to information not materially less significant than the offer price and the number of shares being sought, a minimum of ten (10) business days may be required to allow adequate dissemination and investor response. The requirement to extend the Offer will not apply to the extent that the number of business days remaining between the occurrence of the change and the then-scheduled Expiration Date equals or exceeds the minimum extension period that would be required because of such amendment. As used in this Offer to Purchase, "business day" has the meaning set forth in Rule 14d-1 under the Exchange Act.

  The Company has provided the Purchaser with the Company's stockholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed by the Purchaser to record holders of Shares and will be furnished by the Purchaser to brokers, dealers, banks and similar persons whose names, or the names of whose nominees, appear on the stockholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

  2. ACCEPTANCE FOR PAYMENT AND PAYMENT. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment and will pay, promptly after the Expiration Date, for all Shares validly tendered prior to the Expiration Date and not properly withdrawn in accordance with Section 4. All determinations concerning the satisfaction of such terms and conditions will be within the Purchaser's discretion, which determinations will be final and binding. See Sections 1 and
14. The Purchaser expressly reserves the right, in its sole discretion, to delay acceptance for payment of or payment for Shares in order to comply in whole or in part with any applicable law, including, without limitation, the HSR Act. Any such delays will be effected in compliance with Rule 14e-l(c) under the Exchange Act (relating to a bidder's obligation to pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of such bidder's offer).

  In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares (or a timely Book-Entry Confirmation (as defined below) with respect thereto), (ii) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined below), and (iii) any other documents required by the Letter of Transmittal. The per share consideration paid to any holder of Common Stock pursuant to the Offer will be the highest per Share consideration paid to any other holder of such shares pursuant to the Offer.

  For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares properly tendered to the Purchaser and not withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Shares. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering stockholders. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE TO BE PAID BY THE PURCHASER FOR THE SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

  If the Purchaser is delayed in its acceptance for payment of, or payment for, Shares or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer (including such rights as are set forth in Sections 1 and 14) (but subject to compliance with Rule 14e-1(c) under the Exchange Act), the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to exercise, and duly exercise, withdrawal rights as described in Section 4.

  If any tendered Shares are not purchased pursuant to the Offer for any reason, certificates for any such Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares delivered by book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility (as defined below) pursuant to the procedures set forth in
Section 3, such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable after the expiration or termination of the Offer.

  The Purchaser reserves the right to transfer or assign, in whole or in part, to Parent or to any affiliate of Parent, the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

  3. PROCEDURE FOR TENDERING SHARES.

  Valid Tender. For Shares to be tendered validly pursuant to the Offer, either (i) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees, or in the case of a book-entry transfer, an Agent's Message (as defined below), and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date and either certificates for tendered Shares must be received by the Depositary at one of such addresses or such Shares must be delivered pursuant to the procedures for book-entry transfer set forth below (and a Book-Entry Confirmation received by the Depositary), in each case, prior to the Expiration Date or (ii) the tendering stockholder must comply with the guaranteed delivery procedures set forth below.

  The Depositary will establish an account with respect to the Shares at The Depositary Trust Company or the Philadelphia Depositary Trust Company (either, a "Book-Entry Transfer Facility") for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedure for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message, and any other required documents must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary's account at the Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation." DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH SUCH BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

  The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against the participant.

  THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

  Signature Guarantees. No signature guarantee is required on the Letter of Transmittal (i) if the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section, includes any participant in the Book Entry Transfer Facility's systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder(s) has (have) not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (ii) if such Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agent's Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (each, an "Eligible Institution" and, collectively, "Eligible Institutions"). In all other cases, all signatures on Letters of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or certificates for Shares not tendered or not accepted for payment are to be returned, to a person other than the registered holder of the certificates surrendered, then the tendered certificates for such Shares must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid. See Instructions 1 and 5 to the Letter of Transmittal.

  Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's certificates for Shares are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such stockholder's tender may be effected if all the following conditions are met:

    (i)such tender is made by or through an Eligible Institution;

    (ii)a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser, is received by the Depositary, as provided below, prior to the Expiration Date; and

    (iii) the certificates for (or a Book-Entry Confirmation with respect to) such Shares, together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other required documents are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which the New York Stock Exchange, Inc. (the "NYSE") is open for business.

  The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

  Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (ii) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE TO BE PAID BY THE PURCHASER FOR THE SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

  The valid tender of Shares pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and the Purchaser upon the terms and subject to the conditions of the Offer.

  Appointment. By executing the Letter of Transmittal as set forth above, the tendering stockholder will irrevocably appoint designees of the Purchaser, and each of them, as such stockholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by the Purchaser and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares. All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, the Purchaser accepts for payment Shares tendered by such stockholder as provided herein. Upon such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such stockholder (and, if given, will not be deemed effective). The designees of the Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights, including, without limitation, in respect of any annual, special or adjourned meeting of the Company's stockholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of such Shares, the Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares and other related securities or rights, including voting at any meeting of stockholders.

  Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by the Purchaser, in its sole discretion, which determination will be final and binding. The Purchaser reserves the absolute right to reject any or all tenders of any Shares determined by it not to be in proper form or the acceptance for payment of, or payment for which may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right, in its sole discretion, subject to the provisions of the Merger Agreement, to waive any of the conditions of the Offer or any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of the Purchaser,

Parent, the Depositary, the Information Agent, the Company or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Subject to the terms of the Merger Agreement, the Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

  Backup Federal Income Tax Withholding. Under the "backup withholding" provisions of U.S. federal income tax law, unless a tendering registered holder, or his assignee (in either case, the "Payee"), satisfies the conditions described in Instruction 9 of the Letter of Transmittal or is otherwise exempt, the cash payable as a result of the Offer may be subject to backup withholding tax at a rate 31% of the gross proceeds. To prevent backup withholding, each Payee should complete and sign the Substitute Form W-9 provided in the Letter of Transmittal. See Instruction 9 of the Letter of Transmittal.

  4. WITHDRAWAL RIGHTS. Except as otherwise provided in this Section 4, tenders of Shares are irrevocable. Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date and, unless theretofore accepted for payment and paid for by the Purchaser pursuant to the Offer, may also be withdrawn at any time after April 3, 1998.

  For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates for Shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the procedures for book-entry transfer as set forth in Section 3, any notice of withdrawal must also specify the name and number of the account at the appropriate Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with such Book-Entry Transfer Facility's procedures. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in Section 3 at any time prior to the Expiration Date.

  All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, which determination will be final and binding. None of the Purchaser, Parent, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

  5. CERTAIN FEDERAL INCOME TAX CONSEQUENCES. The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under state, local or foreign tax laws. In general, a stockholder who tenders Shares in the Offer or receives cash in exchange for Shares in the Merger will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received and the stockholder's tax basis in the Shares sold. Gain or loss will be determined separately for each block of Shares (i.e., Shares acquired at the same time and price) exchanged pursuant to the Offer or the Merger. Such gain or loss will generally be capital gain or loss if the Shares disposed of were held as capital assets by the stockholder. Under the Taxpayer Relief Act of 1997, net capital gain (i.e., generally, capital gain in excess of capital loss) recognized by an individual from the sale of a capital asset that has been held for more than 18 months will be subject to tax at a rate not to exceed 20%, capital gain from the sale of an asset held for more than 12 months but not more than 18 months will be subject to tax at a rate not to exceed 28%, and capital gain recognized from the sale of a capital asset that has been held for 12 months or less will be subject to tax at ordinary income tax rates. In addition, capital gain recognized by a corporate taxpayer will be subject to tax at the ordinary income tax rates applicable to corporations.

  A holder of Shares who perfects such stockholder's appraisal rights, if any, under the DGCL will probably recognize gain or loss at the Effective Time in an amount equal to the difference between the "amount realized" and such stockholder's adjusted tax basis of such Shares. For this purpose, although there is no authority to this effect directly on point, the amount realized should generally equal the trading value per share of the Shares at the Effective Time. Ordinary interest income and/or capital gain (or capital loss, assuming that the Shares were held as capital assets) should be recognized by such stockholder at the time of actual receipt of payment, to the extent that such payment exceeds (or is less than) the amount realized at the Effective Time.

  The following discussion is for general information purposes only and is based on the U.S. federal income tax law now in effect, which is subject to change, possibly retroactively. This summary does not discuss all aspects of U.S. federal income taxation which may be important to particular stockholders in light of their individual investment circumstances or to certain types of stockholders subject to special tax rules (e.g., financial institutions, broker-dealers, insurance companies, tax-exempt organizations and foreign taxpayers), nor does it address specific state, local, or foreign tax consequences. This summary assumes that stockholders have held their Shares as "capital assets" (generally property held for investment) under the Internal Revenue Code of 1986, as amended. Each holder of Shares is urged to consult its tax advisor regarding the specific U.S. federal, state, local and foreign income and other tax consequences of the Offer and Merger.

  6. PRICE RANGE OF THE SHARES; DIVIDENDS ON THE SHARES. The shares of Common Stock are traded on the NYSE under the symbol "SN". The following table sets forth, for each of the calendar quarters indicated, the high and low reported sales price per share of Common Stock on the NYSE and quarterly cash dividends based on published financial sources.

                                                         COMMON STOCK
                                                -------------------------------
                                                HIGH      LOW    CASH DIVIDENDS
                                                ----      ---    --------------
   1996
     First Quarter............................. $ 7 5/8   $4 7/8     $ --
     Second Quarter............................   6 1/2    4           --
     Third Quarter.............................   5 1/8    3 1/2       --
     Fourth Quarter............................   4        2 3/4       --
   1997
     First Quarter............................. $ 3 3/4    2 1/4     $ --
     Second Quarter............................   4 5/8    1 7/8       --
     Third Quarter.............................   6        3 1/4       --
     Fourth Quarter............................   6 3/8    4 3/8       --
   1998
     First Quarter (through February 2, 1998).. $10 11/16 $5 5/8     $ --

  On January 27, 1998, the last full trading day prior to the public announcement, of the execution of the Merger Agreement, the last reported sales price of the Shares on the NYSE was $6 7/8 per share of Common Stock. On February 2, 1998, the last full trading day prior to the commencement of the Offer, the last reported sales price of the Shares on the NYSE was $10 1/2 per share of Common Stock. STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

  The payment of Common Stock dividends is restricted under the terms of an agreement with the Company's lenders. Under such restrictions, the payment of Common Stock dividends is not currently permitted. In addition, under the terms of the Merger Agreement, the Company is not permitted to declare or pay dividends on the Common Stock.

  7. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; STOCK LISTING; EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS.

  Market for the Shares. The purchase of Shares by the Purchaser pursuant to the Offer will reduce the number of holder of Shares and the number of Shares that might otherwise trade publicly and, depending upon the number of Shares so purchased, could adversely affect the liquidity and market value of the remaining Shares held by the public.

  Stock Listing. The Common Stock is listed on the NYSE. Depending upon the aggregate market value and the per share price of any Shares not purchased pursuant to the Offer, the Common Stock may no longer meet the requirements for continued listing on the NYSE. According to the NYSE's published guidelines, the NYSE would consider delisting the Common Stock if, among other things, the number of record holders of at least 100 or more shares of Common Stock should fall below 1,200, the number of publicly held shares of Common Stock (exclusive of holdings of officers and directors of the Company and their immediate families and other concentrated holdings of 10% or more) should fall below 600,000, or the aggregate market value of the publicly held Shares should fall below $5,000,000. According to the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1997, there were approximately 2,245 holders of record of shares of Common Stock at September 22, 1997. The Company has represented that, as of January 28, 1998, 4,117,629 Shares were issued and outstanding.

  If the NYSE were to delist the Common Stock, the market therefor could be adversely affected. It is possible that such Shares would continue to trade on other securities exchanges, or in the over-the-counter market, and that price quotations would be reported by such exchanges or through the National Association of Securities Dealers Automated Quotation System or other sources. The extent of the public market for the Common Stock and the availability of such quotations would, however, depend upon the number of stockholders and/or the aggregate market value of such Shares remaining at such time, the interest in maintaining a market in such Shares on the part of securities firms, the possible termination of registration of such Shares under the Exchange Act and other factors. If, as a result of the purchase of the Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of the NYSE for continued inclusion in the NYSE and the Shares are no longer included in the NYSE, the market for, and value of, the Shares could be adversely affected.

  Exchange Act Registration. The Shares are currently registered under the Exchange Act. Registration of the Shares under the Exchange Act may be terminated upon application of the Company to the Commission if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act, assuming there are no other securities of the Company subject to registration, would substantially reduce the information required to be furnished by the Company to its stockholders and to the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement pursuant to Section 14(a) in connection with stockholders' meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Company. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 or Rule 144A promulgated under the Securities Act of 1933, as amended (the "Securities Act"), may be impaired or eliminated. If registration of the Common Stock under the Exchange Act were terminated, such Shares would no longer be "margin securities" or be eligible for continued listing on any stock exchange. The Purchaser may seek to cause the Company to apply for termination of registration of the Shares under the Exchange Act as soon after the completion of the Offer as the requirements for such termination are met.

  If registration of the Shares is not terminated prior to the Merger, then the Shares will be delisted from the NYSE and the registration of the Shares under the Exchange Act will be terminated following the consummation of the Merger.

  Margin Regulations. The Shares presently are "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which status has the effect, among other things, of allowing brokers to extend credit on the collateral of securities. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers.

  If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities."

  8. CERTAIN INFORMATION CONCERNING THE COMPANY.

  General. The information concerning the Company contained in this Offer to Purchase, including that set forth below under the caption "Selected Financial Information," has been furnished by the Company or has been taken from or based upon publicly available documents and records on file with the Commission and other public sources. Neither Parent nor the Purchaser assumes responsibility for the accuracy or completeness of the information concerning the Company contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Parent or the Purchaser.

  The Company manufactures and sells plastic closures, lids, melamine and urea resins and compounds which it supplies to other manufacturers and has used in producing its own consumer products and foodservice products. The Company is a Delaware corporation with its principal executive offices at 2700 Westmoreland Avenue, Dallas, Texas 75233. The telephone number of the Company at such offices is (214) 373-7864.

  On December 22, 1997, the Company and two of its subsidiaries, Sun Coast Holdings, Inc. ("Holdings") and Plastics Manufacturing Company ("PMC" and together with the Company and Holdings, the "Sellers"), and Borden Chemical, Inc. ("Borden") executed a Purchase and Sale Agreement pursuant to which the Sellers sold to Borden all of the assets and properties used or held in connection with PMC's ownership and operation of a chemical division engaged in the manufacture and marketing of melamine and urea resins and compounds (the "Borden Disposition"). The purchase price for the acquired assets was equal to the approximate net book value of the assets, subject to certain adjustments. The Company anticipates that the Borden Disposition will be consummated on or about February 5, 1998.

  Approximately 10.64% of the Shares are held by the Major Stockholder, who has agreed, among other things, to tender, or cause to be tendered, all Shares owned by him pursuant to the Offer. The Major Stockholder also has granted to Parent a proxy to vote the Shares owned by him in favor of the Merger. See
Section 11.

  Selected Financial Information. The table set forth below includes summary historical financial information of the Company. The summary financial information has been derived from the audited consolidated financial statements as reported in the Company's Annual Report on Form 10-K for the year ended June 30, 1997 and the unaudited consolidated financial statements of the Company as reported in the Company's Quarterly Report on Form 10-Q for the first fiscal quarter ended September 30, 1997. In the opinion of the Company's Management, the unaudited financial statements for the quarters ended September 30, 1997 and 1996 reflect all adjustments necessary for a fair statement of the results of operations for the interim periods. However, the results of operations for any interim period are not necessarily indicative of results for the full year. The summary historical financial information should be read in conjunction with, and is qualified in its entirety by reference to, the consolidated financial statements and related notes included in the reports referred to above.

  Such reports and other documents may be inspected and copies may be obtained from the Commission in the manner set forth in "Available Information".

                          SUN COAST INDUSTRIES, INC.
                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                              THREE MONTHS ENDED          FISCAL YEAR ENDED
                          --------------------------- --------------------------
                          SEPTEMBER 30, SEPTEMBER 30, JUNE 30, JUNE 30, JUNE 30,
                              1997          1996        1997     1996     1995
                          ------------- ------------- -------- -------- --------
OPERATING DATA FOR
 CONTINUING OPERATIONS*:
  Net Sales.............     $16,637          $15,996 $66,716  $58,879  $61,455
  Operating Income
   (loss)...............         792            1,289   5,843    1,963    1,774
  Net Earnings..........         248              535   2,340      196      261
  Net Earnings per
   share................        0.06             0.14    0.58     0.05     0.06
BALANCE SHEET DATA (AT
 END OF PERIOD):
  Total Assets..........      42,581    Not available  45,329   53,494   54,670
  Total Liabilities.....      30,454    Not available  33,503   38,650   37,897
  Stockholders' Equity..      12,127    Not available  11,826   14,844   16,773

--------
* Includes both the Closures and Chemical Divisions of the Company. Substantially all of the assets of the Company's Chemical Division are expected to be sold in the Borden Disposition.

  Available Information. The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is obligated to file reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, options granted to them, the principal holders of the Company's securities and any material interests of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, Suite 1300, New York, NY 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661. Copies of such information should be obtainable by mail, upon payment of the Commission's customary charges, by writing to the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a website at http://www.sec.gov that contains reports, proxy statements and other information. Such material should also be available for inspection at the offices of the NYSE, located at 20 Broad Street, New York, New York 10005.

  9. CERTAIN INFORMATION CONCERNING PARENT AND THE PURCHASER

  Fremont Partners. Fremont Partners, and its affiliated partnerships, is a private investment fund headquartered in San Francisco, California formed with committed capital of approximately $605 million. The sole general partner of Fremont Partners is FP Advisors, L.L.C., a Delaware limited liability company ("FP Advisors"). The sole managing member of FP Advisors is Fremont Group, L.L.C., a Delaware limited liability company (including predecessor entities, "The Fremont Group"). The sole manager of The Fremont Group is Fremont Investors, Inc., a Nevada corporation ("Fremont Investors"). Fremont Partners, FP Advisors, The Fremont Group and Fremont Investors are collectively referred to herein as the "Fremont Entities." Fremont Partners is a party to the Guarantee; it is not a party to any of the Merger Agreement, the Option Agreement or the Stockholder Agreement. None of the other Fremont Entities is a party to any of the Merger Agreement, the Option Agreement, the Stockholder Agreement or the Guarantee. The offices of each of the Fremont Entities are located at 50 Fremont Street, Suite 3700, San Francisco, California 94105-1895.

  Parent. On August 26, 1997, Fremont Acquisition Company, L.L.C., a Delaware limited liability company and an affiliate of the Fremont Entities ("Fremont Acquisition") and Kerr Acquisition Corporation, a Delaware corporation and an affiliate of the Fremont Entities ("KAC") completed their previously announced cash tender offer (the "Kerr Tender Offer") for all of the shares of common stock, par value $.50 per share and $1.70 Class B cumulative convertible preferred stock, Series D, par value $.50 per share of Parent pursuant to an Agreement and Plan of Merger, dated as of July 1, 1997, among Parent, Fremont Acquisition and KAC. Subject to the terms of the merger agreement on December 31, 1997, shares of common stock and preferred stock not tendered in the Kerr Tender Offer were converted into the right to receive $5.40 net per share of common stock and $12.50 net per share of preferred stock pursuant to a second step merger between KAC and Parent. As a result of the consummation of the merger of Parent and KAC, Parent continued as the surviving corporation and became the subsidiary of Fremont Acquisition.

  Parent is a major producer of plastic packaging products. Parent is a Delaware corporation with its principal executive offices at 500 New Holland Avenue, Lancaster, Pennsylvania 17602. The telephone number of Parent at such offices is (717) 299-6511.

  The table set forth below includes summary historical financial information of Parent. The summary information has been derived from the audited consolidated financial statements as reported in Parent's Annual Report on Form 10-K for the year ended December 31, 1996 and the unaudited consolidated financial statements of Parent as reported in Parent's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997. In the opinion of Parent's Management, the unaudited financial statements for the periods ended September 30, 1997, August 26, 1997 and September 30, 1996 reflect all adjustments necessary for a fair statement of the results of operations for the interim periods. However, the results of operations for any interim period are not necessarily indicative of results for the full year. The summary historical financial information should be read in conjunction with, and is qualified in its entirety by reference to, the consolidated financial statements and related notes included in the reports referred to above.

  Such reports and other documents may be inspected and copies may be obtained from the Commission in the manner set forth in Section 8.

                               KERR GROUP, INC.
                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                           ONE MONTH   EIGHT MONTHS NINE MONTHS
                             ENDED        ENDED        ENDED
                         SEPTEMBER 30,  AUGUST 26,  SEPTEMBER 30  FISCAL YEAR ENDED DECEMBER 31,
                            1997(1)      1997(1)        1996        1996        1995        1994
                         ------------- ------------ ------------ ----------  ----------  ----------
OPERATING DATA:
  Net Sales.............    $9,819       $76,488      $ 80,488   $  107,369  $  109,187  $  106,792
  Operating Income
   (loss)...............       469       (5,295)      (15,473)     (17,425)     (6,024)       3,534
  Net Earnings (loss)...       286        (9,714)      (11,853)     (22,293)     (5,307)      3,404
  Net Earnings (loss)
   per share                  0.06(2)      (2.58)        (3.17)       (5.88)      (1.60)       0.70

                                                                 DECEMBER 30,
                                                 SEPTEMBER 30, ----------------
                                                    1997(1)     1996     1995
                                                 ------------- ------- --------
BALANCE SHEET DATA (AT END OF PERIOD):
  Total Assets..................................   $148,257    $85,526 $119,497
  Total Liabilities.............................     97,971     82,224   95,590
  Stockholders' Equity..........................     50,286      3,302   23,907

--------
(1) As of August 27, 1997, the purchase method of accounting was used to record the acquisition of Parent. Such accounting generally results in increased amortization and depreciation reported in future periods. Accordingly, the financial statements of the predecessor and Parent are not comparable in all material respects since the financial statements report financial position and results of operations of Parent before and after application of the purchase method of accounting. The one month period ended September 30, 1997 represents the period from August 27, 1997 through September 30, 1997. The eight month period ended August 26, 1997 represents the period from January 1, 1997 through August 26, 1997
(2)  The earnings per share presentation represents shares outstanding of KAC.

  The Purchaser. The Purchaser is a Delaware entity, newly formed by Parent for the purpose of effecting the Offer and the Merger. Parent owns all of the outstanding capital stock of the Purchaser. It is not anticipated that, prior to the consummation of the Offer, the Purchaser will have any significant assets or liabilities or will engage in any activities other than those incident to the Offer and the Merger and the financing thereof. The offices of the Purchaser are located at c/o Parent at 500 New Holland Avenue, Lancaster, Pennsylvania 17602.

  For certain information concerning the executive officers and directors, of the Purchaser, and Parent, see Schedule I. Each of the Fremont Entities disclaims that it is a "bidder" for purposes of this Offer.

  Pursuant to the Option Agreement and the Stockholder Agreement, Parent may be deemed to beneficially own approximately 938,000 shares of Common Stock constituting approximately 20.3% of the shares of Common Stock (after giving effect to the Option pursuant to the Option Agreement). Each of the Purchaser, Parent and the Fremont Entities disclaims beneficial ownership of such shares. Except as set forth in this Offer to Purchase, none of the Purchaser, Parent or any of the Fremont Entities, nor, to the best knowledge of the Purchaser or Parent, or any of the persons listed on Schedule I, nor any associate or majority-owned subsidiary of any of the foregoing, beneficially owns or has a right to acquire any Shares, and none of the Purchaser, Parent or any of the Fremont Entities nor, to the best of knowledge of the Purchaser or Parent any of the persons or entities referred to above, nor any of the respective executive officers, directors or subsidiaries of any of the foregoing, has effected any transaction in Shares during the past 60 days.

  Except as set forth in this Offer to Purchase, none of the Purchaser, Parent or any of the Fremont Entities, nor, to the best knowledge of the Purchaser or Parent of the persons listed on Schedule I, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities of the Company, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies. Except as set forth in this Offer to Purchase, none of the Purchaser, Parent or any of the Fremont Entities, or any of their respective affiliates, nor, to the best knowledge of the Purchaser or Parent, none of the persons listed on Schedule I, has had, since July 1, 1994, any business relationships or transactions with the Company or any of its executive officers, directors or affiliates that would require reporting under the rules of the Commission. Except as set forth in this Offer to Purchase, since July 1, 1994, there have been no contacts, negotiations or transactions between the Purchaser, Parent or any of the Fremont Entities, any of their respective affiliates or, to the best knowledge of the Purchaser or Parent, any of the persons listed on Schedule I, and the Company or its affiliates concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, election of directors or a sale or other transfer of a material amount of assets.

  10. SOURCE AND AMOUNT OF FUNDS.

  The total amount of funds required by the Purchaser to purchase Shares pursuant to the Offer, to refinance certain existing indebtedness of the Company and to pay fees and expenses of Parent and Purchaser related to the Offer and the Merger is estimated to be approximately $56 million. The Offer is not conditioned upon any financing arrangements. Fremont Partners has guaranteed the obligations of Parent and the Purchaser under the Merger Agreement. See Section 11. Fremont Partners, together with its affiliated partnerships, is a private investment fund headquartered in San Francisco, California formed with committed capital of approximately $605 million.

  The Purchaser plans to obtain all funds needed for the Offer and the Merger through a bank credit facility, as described below, and from capital contributions and/or unsecured loans to Parent from Fremont Partners and its affiliated partnerships on terms to be determined.

  Senior Credit Facility. Immediately prior to the consummation of the Offer, it is expected that the Purchaser will form a wholly owned subsidiary ("Acquisition Co."), all of the issued and outstanding shares of which will be pledged to the bank providing the bank credit facility described below, for the purpose of purchasing the Shares tendered to the Purchaser in the Offer. In connection with the Offering, Acquisition Co. is expected to enter into a Senior Credit Facility with a bank to be determined, under which such bank will provide an aggregate amount of up to $30 million. The Senior Credit Facility is expected to consist of (i) a $5 million revolving credit facility, which will include a $1 million sublimit for the issuance of standby and commercial letters of credit, and (ii) a $25 million term loan facility comprised of (a) a $15 million Tranche A Term Loan and (b) a $10 million Tranche B Term Loan. As part of the Merger, the Senior Credit Facility will be assumed by the Company. The obligations of the Company under the Senior Credit Facility will be guaranteed by Parent, the Purchaser and all existing and hereafter acquired domestic subsidiaries of Acquisition Co. (excluding the Company and its subsidiaries prior to completion of the Merger and including the Company and its subsidiaries after completion of the Merger). Drawdowns under the Senior Credit Facility will be subject to certain conditions, covenants, representations and warranties.

  The Secured Credit Facility will be secured by a first priority protected security interest in (i) all of the capital stock of Acquisition Co. and each of its direct and indirect domestic subsidiaries (including the Company to the maximum extent permitted by Regulation U, but excluding subsidiaries of the Company prior to completion of the Merger and including subsidiaries of the Company after completion of the Merger), (ii) 65% of the capital stock of each direct and indirect foreign subsidiary of Acquisition Co. (excluding foreign subsidiaries of the Company prior to completion of the Merger and including foreign subsidiaries of the Company after completion of the Merger), which capital stock may not be subject to any other lien or encumbrance, and (iii) all other presently unencumbered and future domestic assets and properties of Acquisition Co. and its subsidiaries (excluding the Company and its domestic subsidiaries prior to completion of the Merger and including the Company and its domestic subsidiaries after completion of the Merger).

  11. BACKGROUND OF THE OFFER; PURPOSE OF THE OFFER AND THE MERGER; THE MERGER AGREEMENT AND CERTAIN OTHER AGREEMENTS.

  The following description was prepared by Parent and the Company. Information about the Company was provided by the Company and neither the Purchaser nor Parent takes any responsibility for the accuracy or completeness of any information regarding meetings or discussions in which Parent or its representatives did not participate.

BACKGROUND OF THE OFFER.

  In April 1997, Mr. Gregory P. Spivy contacted the Company on behalf of Fremont Partners, to inquire as to the Company's interest in discussing a potential transaction. Mr. Spivy first contacted Mr. Steven P. Smiley, a former Chairman of the Board of the Company. Mr. Smiley referred Mr. Spivy to Mr. James D. Ireland III, who had replaced Mr. Smiley as Chairman of the Board of the Company in 1996. Mr. Spivy and Mr. Ireland discussed Fremont Partners' interest in finding an acquisition in the plastic closures industry and the status of the Company's restructuring efforts. Mr. Spivy and Mr. Ireland mutually determined not to pursue further discussions but agreed that when the Company made further progress in its restructuring efforts and after Fremont Partners had consummated an initial acquisition in the plastic closures industry, further discussions might be appropriate.

  On July 1, 1997 Fremont Partners signed a definitive acquisition agreement to acquire Parent. Fremont Partners' cash tender offer for Parent was consummated on August 26, 1997, at which time Fremont Partners and its affiliates assumed control of Parent.

  In late August and September 1997, Mr. Ireland contacted Fremont Partners to inquire whether Fremont Partners would be interested in discussing a strategic business combination of Parent and the Company. At a meeting held at Fremont Partners's offices in San Francisco on September 23, 1997, Mr. Ireland, Mr. Eddie Lesok and Mr. Arno Pirkau of the Company apprised Mr. Spivy and Mr. Gilbert H. Lamphere of Fremont Partners of the Company's business and recent historical performance. The group also discussed the status of the Company's restructuring efforts with regard to its non-closures businesses. During that discussion, Mr. Spivy and Mr. Lamphere expressed an interest in a possible acquisition of the closures business, but indicated that Fremont Partners had no long-term interest in the other lines of business, although some discussion was held concerning a possible acquisition of the Company with a subsequent divestiture of the non-closures business. In response to questions from the Company as to whether Fremont Partners might be interested in an equity merger of the Company and Parent, Mr. Spivy and Mr. Lamphere also stated that it would be difficult to offer the equity of Parent as consideration to the stockholders of the Company, but that Parent might be able to offer an attractive cash proposal, backed by Fremont Partners. Mr. Spivy and Mr. Lamphere indicated that Parent was reviewing a number of other potential acquisitions and that Parent's management team was busy with a number of operational restructuring initiatives at Parent, but that Fremont Partners and Parent would consider engaging in further discussions regarding a strategic combination with the Company.

  On November 7, 1997, Mr. Lamphere called Mr. Ireland and told him that he was submitting a letter dated November 5, 1997 indicating Fremont Partners' serious interest in structuring an acquisition of the Company by Parent and outlining a proposed time schedule, but only if this met with the approval of the Company's Board of Directors.

Fremont Partners proposed to commence immediately its due diligence review and outlined a process to reach agreement on a transaction within sixty to ninety days.

  Over the next few days, representatives of the Company responded to the indication of interest with a series of telephone calls to representatives of Fremont Partners. On November 14, 1997, Messrs. Ireland, Lesok and Ms. Cynthia Morris telephoned Messrs. Lamphere and Spivy. During this telephone conversation, representatives of the Company indicated that the Company might be interested in pursuing discussions with Fremont Partners regarding an all cash acquisition, but only at the highest end of a range of value that they believed could be achieved for the Company's stockholders in a sale of the Company, that was defined by the Company as at least a double-digit number per share. The Company representatives outlined the reasons in support of such a premium valuation and the Company's requirements to proceed with further discussions. Messrs. Spivy and Lamphere then requested a meeting with the Company's management team and two weeks to complete an initial due diligence review. They further stated that following such review, Fremont Partners would confirm that it was willing to proceed with further discussions of an acquisition at the valuation levels discussed by the Company. Upon the Company's determination to proceed on this basis, the parties negotiated and signed a confidentiality agreement.

  Representatives of Fremont Partners and Parent commenced their due diligence review which included document review and meetings with Messrs. Lesok, Pirkau and Ireland and Ms. Morris, and meetings with the Company's investment advisors and tax and accounting advisors.

  On December 8, 1997, Fremont Partners communicated to the Company that based on the results of its due diligence review since November 14, 1997 it was prepared to propose an increased acquisition price of $9.50 per share. Fremont Partners outlined its understanding of the non-closures division assets and liabilities and predicated its valuation on further due diligence of the closures division confirming the financial performance and prospects that had been generally discussed with the Company management. Representatives of Fremont Partners also indicated that they needed to complete additional tax, legal, accounting and environmental due diligence.

  On December 9, 1997, a representative of Stephens Inc., financial advisor to the Company, responded to Fremont Partners on behalf of the Company. The Stephens' representative identified several items where the Company believed Fremont Partners was not reflecting appropriate valuations. He also indicated that the Company was not prepared to proceed on the basis of anything less than a double-digit valuation per share.

  Fremont Partners responded on December 11, 1997, that it was prepared to accept a number of the Company's positions with respect to valuation and would proceed on the basis that a final proposal would need to equal or exceed $10 per share. However, Fremont Partners requested a commitment from the Board of Directors of the Company that if subsequent due diligence review uncovered significant issues with negative consequences to valuation that the Board of Directors would consider proceeding with a sale at the appropriate lower valuation. Fremont Partners also requested an exclusive negotiation arrangement with the Company and asked the Company to consider a break-up fee of $5 million.

  The Company responded on December 12, 1997, that it was willing to allow Fremont Partners and Parent to proceed with further due diligence review with the understanding that Fremont Partners was targeting a valuation in excess of $10 per share. Company representatives stated that, in accordance with Fremont Partners request, while it would not actively "shop" Fremont Partners' proposal it would continue to respond to unsolicited interest from third parties. In accordance with such understanding, the Company instructed Stephens Inc. to cease its efforts to solicit other third parties. In addition, the Company agreed to inform Fremont Partners should it receive a proposal from another third party. The Company indicated that it wanted to reserve the right to decide whether or not to proceed until Fremont Partners and Parent had completed their due diligence review and submitted their final proposal. Representatives of the Company also indicated that a $5 million termination fee was not acceptable, but that if a final proposal were submitted that achieved the valuation levels requested by the Company, the Company would consider a lower amount in the definitive agreement.

  Fremont Partners and Parent agreed to proceed on the Company's terms and a schedule was outlined to try to reach agreement on a transaction by the middle of January 1998. An initial meeting and due diligence session at the Sarasota, Florida facility was arranged for Tuesday, December 16, 1997. Due diligence continued over the next several weeks.

  On January 2, a representative of the Company's financial advisor, Stephens Inc. pursuant to the Company's instruction, notified Fremont Partners that a third party had submitted a credible and competitive transaction proposal. The Company indicated that Fremont Partners needed to complete its due diligence review and submit its final proposal so that the Board of Directors could consider this proposal in the context of other options it had available to it and decide how to proceed.

  In response, Fremont Partners accelerated its due diligence review. On January 13, 1998, Fremont Partners submitted its final proposal for the Company at $10.75 per share, with neither a due diligence nor a financing contingency provision to be included in a definitive agreement, subject only to negotiation of acceptable definitive agreements. Fremont Partners indicated that it was only willing to proceed with final negotiations at that premium valuation level under an executed exclusivity agreement and pre-determined termination arrangements.

  Following several conversations and negotiation of the termination arrangements and the exclusivity agreement language, the Company and Fremont Partners and Parent agreed to sign an exclusivity agreement on January 15, 1998 and proceed with negotiation of a definitive agreements. Over the course of the following week and a half the parties' legal counsel negotiated the definitive agreements.

  At a meeting of the Board of Directors of the Company held on January 27, 1998, the Board of Directors unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, and determined that the terms of the Offer and the Merger are fair to, and in the best interests of, the holders of the Common Stock, and unanimously recommend that stockholders of the Company accept the Offer and tender their Shares. On January 27, 1998, Stephens, Inc. delivered to the Company's Board of Directors its opinion to the effect that the consideration to be received by the holders of Common Stock pursuant to the Offer and under the terms of the Merger Agreement is fair to such holders, from a financial point of view. The written opinion of Stephens Inc. is set forth in full as an exhibit to the Company's
Schedule 14D-9, which is being mailed to stockholders of the Company. Stockholders of the Company are urged to read that opinion in its entirety.

  Following the approval of the Board of Directors, on January 28, 1998, Parent, the Purchaser and the Company executed and delivered the Merger Agreement.

  On February 3, 1998, the Purchaser and Parent commenced the Offer.

PURPOSE OF THE OFFER AND THE MERGER.

  The purpose of the Offer, the Merger and the Merger Agreement is to enable Parent to acquire control of, and the entire equity interest in, the Company. The Offer is being made pursuant to the Merger Agreement and is intended to increase the likelihood that the Merger will be effected. The purpose of the Merger is to acquire all outstanding Shares not purchased pursuant to the Offer. The transaction is structured as a merger in order to ensure the acquisition by Parent of all the outstanding Shares.

  If the Merger is consummated, Parent's common equity interest in the Company would increase to 100% and Parent would be entitled to all benefits resulting from that interest. These benefits include complete management with regard to the future conduct of the Company's business and any increase in its value. Similarly, Parent will also bear the risk of any losses incurred in the operation of the Company and any decrease in the value of the Company.

  Stockholders of the Company who sell their Shares in the Offer will cease to have any equity interest in the Company and to participate in its earnings and any future growth. If the Merger is consummated, the stockholders will no longer have an equity interest in the Company and instead will have only the right to receive cash consideration pursuant to the Merger Agreement or to exercise statutory appraisal rights under Delaware law. See Section 12. Similarly, the stockholders of the Company will not bear the risk of any decrease in the value of the Company after selling their Shares in the Offer or the subsequent Merger.

  The primary benefits of the Offer and the Merger to the stockholders of the Company are that such stockholders are being afforded an opportunity to sell all of their Shares for cash at a price which represents a premium of approximately 56% over the closing market price of the Common Stock on the last full trading day prior to the initial public announcement that the Company, Parent and the Purchaser executed the Merger Agreement, and a more substantial premium over recent historical trading prices.

MERGER AGREEMENT

  As of January 28, 1998, Parent, the Purchaser and the Company entered into the Merger Agreement, pursuant to which the Purchaser agreed to make the Offer. The following description of the Merger Agreement does not purport to be complete and is qualified by reference to the text of the Merger Agreement, a copy of which is filed as Exhibit (c)(1) hereto and incorporated herein by reference. Capitalized terms not otherwise defined herein have the meanings set forth in the Merger Agreement. The Merger Agreement may be examined and copies may be obtained at the places and in the manner set forth in Section 8 of this Offer to Purchase.

  The Offer. The Merger Agreement provides that the Purchaser will commence the Offer and that, upon the terms and subject to the prior satisfaction or waiver of the conditions of the Offer, the Purchaser will purchase all Shares validly tendered pursuant to the Offer. The obligation of the Purchaser to accept for payment and pay for Shares tendered is subject to there being tendered, and not withdrawn prior to the expiration of the Offer, that number of Shares which represents at least a majority of the Shares then outstanding on a fully diluted basis (after giving effect to the conversion or exercise of all outstanding options, warrants and other rights and securities exercisable or convertible into Shares) (the "Minimum Condition"), and to the satisfaction of the other conditions described in Annex I to the Merger Agreement. The Merger Agreement provides that the Purchaser may not amend or waive the Minimum Condition, decrease the Offer Price or decrease the number of Shares sought or otherwise amend any other condition of the Offer in any manner adverse to the holders of the Shares without the prior written consent of the Company; provided, that the Purchaser may, in its sole discretion, extend the expiration date of the Offer for a period not to exceed five (5) business days.

  Designation of Directors. The Merger Agreement provides that, promptly after the purchase of Shares pursuant to the Offer (the Minimum Condition having been satisfied), Parent shall be entitled to designate directors on the Board of Directors of the Company as will give Parent representation proportionate to its ownership interest. To this end, the Company has agreed to expand the size of the Board of Directors of the Company or to seek the resignation of one or more of the current directors, as requested by Parent. However, in the event that Parent's designees are elected to the Board of Directors of the Company, and until the Effective Time, the Board of Directors of the Company must include at least one director who is a director as of the date of execution of the Merger Agreement and who may be Steve Bartlett, James D. Ireland III, James H. Miller and Wayne Kern or otherwise is neither an officer of the Company nor a designee, stockholder, affiliate or associate of Parent (one or more of such directors being the "Independent Directors"). If no Independent Directors remain, the other directors shall designate one person to fill a vacancy created by resignation of one or more directors, who is neither an officer of the Company nor a designee, stockholder, affiliate or associate of the Purchaser, such person so designated being deemed an Independent Director. The Company's obligation to appoint Parent's designees to the Board of Directors of the Company is subject to compliance with Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. Following the election of Parent's designees, any action to amend or terminate the Merger Agreement on behalf of the Company, to exercise or waive any of the Company's rights, benefits or remedies thereunder, to extend the time for the performance of the Purchaser's obligations thereunder or to take other action by the Company under the Merger Agreement shall be effected only by the action of a majority of the directors of the Company then in office who are Independent Directors.

  The Merger. The Merger Agreement provides that at the Effective Time the Purchaser will be merged with and into the Company, and the Company will continue as the Surviving Corporation. The Merger will become effective at the time of filing with the Secretary of State of the State of Delaware of a Certificate of Merger, or at such later time as may be specified in the Certificate of Merger (the "Effective Time"). The parties expect to file the Certificate of Merger as soon as practicable following the closing of the Merger, which will take place on the second business day after the conditions to the parties' obligation to effect the Merger have been satisfied or waived, unless another date is otherwise agreed.

  Each Share issued and outstanding immediately prior to the Effective Time (other than Shares with respect to which appraisal rights have been properly exercised, and Cancelled Shares (as defined below)) shall be converted into the right to receive the Offer Price. Each Share issued and outstanding immediately prior to the Effective Time owned by Parent or the Purchaser, or any subsidiary of the Company, Parent or the Purchaser, and each Share held in the treasury of the Company immediately prior to the Effective Time (collectively, the "Cancelled Shares") will be canceled and cease to exist. Each share of Common Stock of the Purchaser issued and outstanding immediately prior to the Effective Time will automatically be converted into one share of Common Stock of the Surviving Corporation.

  The Merger Agreement provides that the Certificate of Incorporation and By-laws of the Purchaser shall be the Certificate of Incorporation and By-laws of the Surviving Corporation unless otherwise determined by the Purchaser prior to the Effective Time; provided that such Certificate of Incorporation and By-Laws shall be amended to incorporate the provisions of the Certificate of Incorporation and By-Laws of the Company regarding the indemnification of officers and directors. The Merger Agreement also provides that the directors of the Purchaser at the Effective Time will be the directors of the Surviving Corporation and that the officers of the Company at the Effective Time will be the officers of the Surviving Corporation.

  The respective obligations of Parent and the Purchaser, on the one hand, and the Company, on the other hand, to effect the Merger are subject to the satisfaction on or prior to the Closing Date (as defined in the Merger Agreement) of each of the following conditions: (i) Parent or the Purchaser or their affiliates shall have made or cause to be made, the Offer and shall have purchased Shares pursuant to the Offer, unless such failure to purchase is a result of a breach of Parent's and the Purchaser's obligations under the Merger Agreement, (ii) the Merger Agreement shall have been approved and adopted by the requisite vote of the holders of Shares, if required by applicable law, in order to consummate the Merger; (iii) no statute, rule or regulation shall have been enacted or promulgated by any governmental authority which prohibits the consummation of the Merger, and there shall be no order or injunction of a court of competent jurisdiction in effect precluding the consummation of the Merger and (iv) the applicable waiting period under the HSR Act shall have expired or been terminated.

  Recommendation. The Company represents in the Merger Agreement that the Board of Directors of the Company has (i) determined that each of the Merger and the Offer is fair to the stockholders of the Company and (ii) resolved to recommend acceptance of the Offer and approval and adoption of the Merger Agreement by the Company's stockholders. The recommendation of the Board of Directors of the Company may be withdrawn, modified or amended if the Board of Directors of the Company determines in good faith, after receipt of a written opinion of outside legal counsel to the Company, that the exercise of the director's fiduciary duties requires such withdrawal, amendment or modification. The Company has agreed to use its best efforts to file a Solicitation/Recommendation Statement of Schedule 14D-9 containing such recommendations with the Commission and to mail such Schedule 14D-9 to the stockholders of the Company contemporaneous with the commencement of the Offer.

  Interim Operations; Covenants. Pursuant to the Merger Agreement, the Company has agreed that, except (i) as expressly contemplated by the Merger Agreement,
(ii) as set forth in Section 5.2 of the Company Disclosure Schedule, (iii) as agreed to in writing by Parent, (iv) for the consummation of the Borden Disposition pursuant to and in accordance with the terms of the Borden Agreement, or (v) pursuant to Section 2.4 of the Merger Agreement, after the date of execution of the Merger Agreement, and prior to the time the designees of the Purchaser constitute a majority of the Company's Board of Directors (the "Appointment Date"), the business of the Company will be conducted only in the ordinary and usual course, and to the extent consistent therewith, the Company will use its best reasonable efforts to preserve its business organization intact and maintain its existing relations with customers, suppliers, employees, creditors and business partners, and (a) the Company will not, directly or indirectly, (i) issue, sell, transfer or pledge, or agree to sell, transfer or pledge, any treasury stock of the Company beneficially owned by it, except upon the exercise of the Warrant issued pursuant to the terms of the Stock Subscription Warrant, dated January 9, 1988, among the Company and Pru Supply Capital

Assets, Inc. (assigned to The Prudential Insurance Company of America) (the "Stock Subscription Warrant"), Options or other rights to purchase shares of Common Stock pursuant to the Stock Plans and the Stock Subscription Warrant outstanding on the date of the Merger Agreement; (ii) amend its Articles of Incorporation or By-Laws or similar organizational documents; or (iii) split, combine or reclassify the outstanding Shares of the Company; and (b) the Company shall not (i) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock; (ii) issue, sell, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class of the Company or its Subsidiaries, other than Shares reserved for issuance on the date of the Merger Agreement pursuant to the exercise of the Stock Subscription Warrant or Options outstanding on the date of the Merger Agreement; (iii) transfer, lease, license, sell, mortgage, pledge, dispose of, or encumber any assets, other than in the ordinary and usual course of business and consistent with past practice, or incur or modify any indebtedness or other liability, other than in the ordinary and usual course of business and consistent with past practice; (iv) redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock; (v) make any change in the compensation payable or to become payable by the Company to any of its officers, directors, employees, agents or consultants (other than in ordinary course) or adopt any new or amend or otherwise increase or accelerate the payment or vesting of the amounts payable or to become payable under any existing bonus, incentive compensation, deferred compensation, severance, profit sharing, stock option, stock purchase, insurance, pension, retirement or other employee benefit plan, agreement or arrangement; (vi) enter into or amend any employment or severance agreement with or, except in accordance with the existing written policies of the Company, grant any severance or termination pay to, any officer, director or employee of the Company; (vii) permit any insurance policy naming it as a beneficiary or a loss payable payee to be cancelled or terminated without notice to Parent except in the ordinary course of business and consistent with past practice;
(viii) modify, amend or terminate any of its material contracts or waive, release or assign any material rights or claims, except in the ordinary course of business and consistent with past practice; (ix) make any loans, advances or capital contributions to or investments in any other person except in the ordinary course of business and consistent with past practice; incur or assume any long-term debt, or except in the ordinary course of business, incur or assume any short-term indebtedness in amounts not consistent with past practice; or assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, except in the ordinary course of business and consistent with past practice; (x) pay, discharge or satisfy any claims or liabilities (whether absolute, accrued, asserted or unasserted, contingent or otherwise) other than in the ordinary course of business and consistent with past practices or reflected or reserved against in the consolidated financial statements of the Company; (xi) adopt a plan of liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company (other than the Merger); (xii) take or agree to take, any action that would or is reasonably likely to result in any of the conditions to the Merger not being satisfied, or would make any representation or warranty of the Company contained in the Merger Agreement inaccurate in any respect, at or prior to the Effective Time, or that would materially impair the Company's ability to consummate the Merger or materially delay such consummation; (xiii) change any of the accounting methods used by it unless required by generally accepted accounting principles ("GAAP"), make any material tax election, change any material tax election already made, adopt any material tax accounting method, change any material tax accounting method unless required by GAAP, enter into any closing agreement, settle any tax claim or assessment or consent to any tax claim or assessment or any waiver of the statute of limitations for any such claim or assessment; or (xiv) enter into any agreement with respect to the foregoing or take any action with the intent of causing any of the conditions to the Offer set forth in Section 14 not to be satisfied.

  Company Stockholder Meeting. If required by applicable law, the Company has agreed to: (i) hold a special meeting of its stockholders (the "Special Meeting") as soon as practicable following acceptance for payment of Shares pursuant to the Offer for the purpose of taking action upon the Merger Agreement; (ii) prepare and file with the Commission a preliminary proxy statement or information statement relating to the Merger Agreement and use its best efforts to (A) cause a definitive proxy statement to be mailed to its stockholders following acceptance for payment of Shares pursuant to the Offer and (B) obtain the necessary approvals of the Merger Agreement by its stockholders. Parent and the Purchaser have agreed to vote all Shares owned by them in favor of approval of the Merger Agreement at any such meeting. However, in the event that Parent or the Purchaser shall acquire at least 90 percent of the outstanding Shares, the parties will, at the request of Parent, take action to cause the Merger to become effective as soon as practicable after such acquisition without a meeting of the stockholders of the Company in accordance with the DGCL.

  Stock Options, Stock Appreciation Rights and Stock Purchase Plan. The Merger Agreement requires, the Company to take all actions necessary to provide that at immediately prior to the Effective Time, (i) each then-outstanding option to purchase Shares (the "Options") and each outstanding Stock Appreciation Right (the "SARs") granted under any of the Company's 1994 Director Stock Option Plan, 1994 Long-Term Incentive Plan, 1993 Incentive and Non-Statutory Stock Option Plan, 1987 Incentive Stock Option Plan, 1984 Incentive Stock Option Plan and any other stock-based incentive plan or agreement of the Company (collectively, the "Stock Plans"), whether or not then exercisable or vested, shall be cancelled and (ii) in consideration of such cancellation, the holders of such Options and SARs shall receive for each Share subject to such Option or SAR an amount (subject to any applicable withholding tax) in cash equal to the product of (A) the excess, if any, of the Offer Price over the per Share exercise price of such Option or the per Share base-price of such SAR, as applicable, and (B) the number of Shares subject to such Option or SAR. The Company will use all reasonable efforts to obtain all necessary consents or releases from holders of the Options or SARs to effect the foregoing. Except as may be otherwise agreed to by Parent or the Purchaser and the Company, the Company (i) shall cause the Stock Plans to terminate as of the Effective Time, and (ii) shall take all actions necessary to ensure that following the Effective Time, no holder of Options or SARs or any participant in the Stock Plans shall have any right thereunder to acquire any equity securities of the Company, the Surviving Corporation or any subsidiary thereof. The Company will also take all actions necessary to provide that at or immediately prior to the Effective Time, (i) each then outstanding option or right to acquire Shares under the Company's Employee Stock Purchase Plan (the "Stock Purchase Plan") will automatically be exercised or deemed exercised and (ii) in lieu of the issuance of certificates, each option or right holder under the Stock Purchase Plan shall receive an amount in cash (subject to any applicable withholding tax) equal to the product of (x) the number of Shares otherwise issuable upon such exercise and (y) the Merger Consideration. The Company shall use all reasonable efforts to effectuate the foregoing, including, without limitation, amending the Stock Purchase Plan and obtaining any necessary consents from holders of such options or rights. The Company (i) will not permit the commencement of any new offering period under the Stock Purchase Plan following the date of the Merger Agreement, (ii) will not permit any optionee or right holder to increase his or her rate of contributions under the Stock Purchase Plan following the date of the Merger Agreement, (iii) will terminate the Stock Purchase Plan as of the Effective Time and (iv) will take any other actions necessary to provide that as of the Effective Time no holder of options or rights under the Stock Purchase Plan will have any right to receive shares of common stock of the Surviving Corporation upon exercise of any such option or right.

  No Solicitation. In the Merger Agreement, the Company has agreed to notify the Purchaser immediately if any proposals are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with the Company or its representatives, in each case in connection with any Acquisition Proposal (as defined below) or the possibility or consideration of making an Acquisition Proposal ("Acquisition Proposal Interest") indicating, in connection with such notice, the name of the Person indicating such Acquisition Proposal Interest and the terms and conditions of any proposals or offers. The Company has agreed that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted prior to the date of the Merger Agreement with respect to any Acquisition Proposal Interest and that it will keep Parent informed, on a current basis, of the status and terms of any Acquisition Proposal Interest. An "Acquisition Proposal" means any tender or exchange offer involving the Company, any proposal for a merger, consolidation or other business combination involving the Company, any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of, the business or assets of, the Company (other than immaterial or insubstantial assets or inventory in the ordinary course of business or assets held for sale), any proposal or offer with respect to the Company or any proposal or offer with respect to any other transaction similar to any of the foregoing with respect to the Company other than pursuant to the transactions effected pursuant to the Merger Agreement.

  In the Merger Agreement, the Company has agreed that the Company will not (and that it will use its reasonable best efforts to ensure that its officers, directors, employees, investment bankers, attorneys, accountants and other agents do not), directly or indirectly, (i) initiate, solicit or encourage, or take any action to facilitate the making of, any offer or proposal which constitutes or is reasonably likely to lead to any Acquisition Proposal, (ii) enter into any agreement with respect to any Acquisition Proposal or (iii) in the event of an unsolicited written Acquisition Proposal for the Company, engage in negotiations or discussion with, or provide information or data to, any Person (other than Parent, any of its affiliates or representatives and except for information which has been previously publicly disseminated by the Company) relating to any Acquisition Proposal, except that the Merger Agreement does not prohibit the Company and the Company's Board of Directors from (i) taking and disclosing to the Company's stockholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act or (ii) making such disclosure to the Company's stockholders as, in the good faith judgment of the Board, only after receiving advice from outside counsel, that the failure to make such disclosures is reasonably likely to cause the Company's Board of Directors to violate its fiduciary duties to the Company's stockholders under applicable law.

  Notwithstanding the foregoing, prior to the acceptance of Shares pursuant to the Offer, the Company may furnish information concerning its business to any Person (as defined in the Merger Agreement) pursuant to confidentiality agreements with "standstill" provisions no less favorable to the Company than those contained in the Confidentiality Agreement, dated November 14, 1997, entered into between Fremont Partners and the Company and negotiate an Acquisition Proposal if (a) such Person submitted on an unsolicited basis a bona fide written proposal to the Company relating to any such transaction which the Board determines in good faith, after receiving advice from a nationally recognized investment banking firm, represents a superior transaction to the Offer and the Merger and which is not conditioned upon obtaining financing and (b) in the opinion of the Company's Board of Directors, only after receipt of advice from outside legal counsel to the Company, the failure to provide such information or access or to engage in such discussions or negotiations is reasonably likely to cause the Board of Directors to violate its fiduciary duties to the Company's stockholders under applicable law (an Acquisition Proposal which satisfies clauses (a) and (b), a "Superior Proposal"). Within two business days following receipt by the Company of a Superior Proposal, the Company must notify Parent of the receipt thereof. The Company must then provide Parent any material nonpublic information regarding the Company provided to the other party that was not provided to Parent. At any time after two business days following notification to Parent of the Company's intent to do so, the Company's Board of Directors may terminate the Merger Agreement pursuant to its terms and enter into an agreement with respect to a Superior Proposal, provided that the Company, concurrently with entering into such agreement, must pay or cause to be paid, the Termination Fee (as defined below), plus any amount payable at the time for reimbursement of expenses. Except as permitted under the terms of the Merger Agreement, neither the Company's Board of Directors nor any committee thereof shall (i) approve or recommend, or propose to approve or recommend, any Acquisition Proposal, (ii) enter into any agreement with respect to any Acquisition Proposal or (iii) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or the Purchaser, the approval or recommendation of the Company's Board of Directors, or any such committee thereof, of the Offer, the Merger Agreement or the Merger.

  Indemnification and Insurance. Pursuant to the Merger Agreement, for a period of six (6) years after the Effective Time, the Certificate of Incorporation and By-Laws of the Surviving Corporation shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of individuals who as of the date of the Merger Agreement were directors, officers, employees, fiduciaries, agents or otherwise entitled to indemnification under the Certificate of Incorporation, By-Laws or indemnification agreements (the "Indemnified Parties"). The Merger Agreement provides that the Company shall, to the fullest extent permitted under Delaware law and regardless of whether the Merger becomes effective, indemnify, defend and hold harmless, and after the Effective Time, Fremont, the Purchaser and the Surviving Corporation shall jointly and severally, to the fullest extent permitted under Delaware law, indemnify and hold harmless, each Indemnified Party against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit proceeding or investigation, including without limitation, liabilities arising out of the Merger. The Merger Agreement also provides that Fremont or the Surviving Corporation will maintain the Company's existing officers' and directors' liability insurance ("D&O Insurance") for a period of not less than six years after the Effective Time, provided that if the aggregate annual premiums for such D&O Insurance at any time shall exceed 200% of the per annum rate of premium currently paid by the Company for such insurance as in effect on the date of the Merger Agreement, then Fremont will cause the Company or the Surviving Corporation (if after the Effective Time) to provide the maximum coverage then available at an annual premium equal to 200% of such rate.

  Representations and Warranties. The Merger Agreement contains various representations and warranties of the parities thereto, including representations by the Company as to, among other things, corporate existence and good standing, organization, capitalization, corporate authorization, financial statements, public filings, conduct of business, employee benefit plans, intellectual property, employment matters, compliance with laws, tax matters, litigation, environmental matters, material contracts, potential conflicts of interest, brokers' fees, real property, insurance, accounts receivable and inventory, vote required to approve the Merger Agreement, undisclosed liabilities, information in the Proxy Statement and the absence of any material adverse effect on the Company since June 30, 1997. In addition, the Company has represented that, subject to certain exceptions, no material licensor, vendor, supplier, licensee or customer of the Company has cancelled or otherwise adversely modified its relationship with the Company. In addition, Parent and the Purchaser represented as to, among other things, corporate existence and good standing, corporate authorization, consents and approvals and the availability of funds to Purchaser sufficient to enable it to purchase the Shares.

  Termination. The Merger Agreement may be terminated and the transactions contemplated therein may be abandoned at any time before the Effective Time, whether before or after stockholder approval: (i) by mutual written consent of Parent and the Company; (ii) by Parent if the Offer shall have expired or been terminated without any Shares being purchased thereunder by Purchaser as a result of the occurrence of any of the events set forth in Annex I to the Merger Agreement; (iii) by either Parent or the Company if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling the parties thereto shall use their best efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Merger Agreement; (iv) by Parent if, without any material breach by Parent or the Purchaser of its obligations under the Merger Agreement, the purchase of Shares pursuant to the Offer shall not have occurred on or before 120 days from the date of the Merger Agreement; (v) by the Company if, without any material breach by the Company of its obligations under the Merger Agreement, the purchase of Shares pursuant to the Offer shall not have occurred on or before 120 days from the date of the Merger Agreement; (vi) by the Company (A) if there shall be a material breach of any of Parent's of the Purchaser's representations, warranties or covenants thereunder, which breach cannot be or has not been cured within ten (10) days of the receipt of written notice thereof or (B) to allow the Company to enter into an agreement regarding a Superior Proposal in accordance with Section 5.3(b) of the Merger Agreement, provided that it has complied with all provisions thereof, including the notice provisions therein, and that it makes simultaneous payment of the Termination Fee, plus any amounts then due as a reimbursement of expenses; (vii) by Parent, if prior to the purchase of Shares pursuant to the Offer, the Company shall have breached any representation, warranty or covenant or other agreement contained in the Merger Agreement, which breach (A) would give rise to the failure of a condition set forth in paragraph (f) or (g) of Annex I to the Merger Agreement and (B) cannot be or has not been cured within ten days of the receipt of written notice thereof; (viii) by Parent, at any time prior to the purchase of the Shares pursuant to the Offer, if (A) the Board of Directors of the Company shall withdraw, modify or change its recommendation or approval in respect of the Merger Agreement of the Offer in a manner adverse to the Purchaser, (B) the Board of Directors of the Company shall have recommended any proposal other than by Parent or the Purchaser in respect of an Acquisition Proposal,
(C) the Company shall have exercised a right with respect to an Acquisition Proposal referenced in Section 5.3(b) of the Merger Agreement (regarding providing information to, or negotiating with, a Person regarding an Acquisition Proposal) and shall, directly or through its representatives, continue discussions with any third party concerning an Acquisition Proposal for more than forty (40) business days after the date or receipt of such Acquisition Proposal, (D) an Acquisition Proposal that is publicly disclosed shall have been commenced, publicly proposed or communicated to the Company which contains a proposal as to price (without regard to whether such proposal specifies a specific price or a range or potential prices) and the Company shall not have rejected such proposal within forty (40) business days of its receipt or, if sooner, the date its existence first becomes publicly disclosed, or (E) any Person or group (as defined in Section 13(d)(3) of the of the Exchange Act) other than Parent or the Purchaser or any of their respective subsidiaries or affiliates shall have become the beneficial owner of more than 15% of the outstanding Shares (either on a primary or a fully diluted basis); provided, however, that this provision shall not apply to any Person that owns more than 15% of the outstanding Shares on the date of the Merger Agreement; provided, further, that such Person does not further increase its beneficial ownership beyond the number of Shares such Person beneficially owns on the date of the Merger Agreement.

 Termination Fee and Expenses. If (i) Parent shall have terminated the Merger Agreement pursuant to Section 8.1 (h) of the Merger Agreement (described in clause (viii) of the preceding paragraph), (ii) Parent shall have terminated the Merger Agreement pursuant to Section 8.1 (g) of the Merger Agreement (described in clause (vii) of the preceding paragraph) and within twelve (12) months following the date of any such termination an Acquisition Proposal shall have been consummated or (iii) the Company shall have terminated the Merger Agreement pursuant to Section 8.1 (f) (ii) of the Merger Agreement (described in clause (vi) of the preceding paragraph), then in either such case the Company shall pay simultaneously with such termination, if pursuant to Section 8.1 (f) (ii) of the Merger Agreement, and promptly, but in no event later than two business days after the date of such termination or event if pursuant to Section 8.1 (h) or 8.1 (g), to Parent, a termination fee (the "Termination Fee") of $2.0 million plus an amount, not in excess of $1.5 million equal to the Purchaser's actual and reasonably documented reasonable out-of-pocket expenses incurred by Parent and the Purchaser in connection with the Offer, the Merger, the Merger Agreement and the consummation of the transactions contemplated thereby.

  Fees and Expenses. Except as set forth in Section 8.2(b) of the Merger Agreement with respect to the payment of fees and the reimbursement expenses as described in the preceding paragraph, the Merger Agreement provides that all fees, costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement shall be paid by the party incurring such fees, costs and expenses.

  Amendments and Modifications. Subject to applicable law, the Merger Agreement may be amended, modified or supplemented by a written agreement of Parent, the Purchaser and the Company, provided, that after the approval of the Merger Agreement by the stockholders of the Company, no such amendment, modification or supplement shall reduce or change the consideration to be received by the Company's stockholders in the Merger.

OPTION AGREEMENT

  The following is a summary of certain provisions of the Option Agreement. The summary is qualified in its entirety by reference to the Option Agreement which is incorporated herein by reference and a copy of which has been filed with the Commission as Exhibit (c)(2) to the Schedule 14D-1. The Option Agreement may be examined and copies may be obtained at the places and in the manner set forth in Section 8 of this Offer to Purchase.

  As a condition and inducement to Parent and the Purchaser to enter into the Merger Agreement, concurrently with the execution and delivery of the Merger Agreement, Parent and the Company have entered into an Option Agreement, dated as of January 28, 1998, pursuant to which, among other things, the Company has granted Parent an irrevocable option to purchase up to 500,000 newly issued shares of Common Stock (approximately 10.8% of the Common Stock on a fully diluted basis) at $10.75 per share (the "Option Shares"). The Option can be exercised by the Parent (or its designee) under the following circumstances:
(a) any corporation, partnership, individual, trust, unincorporated association or other entity or "person" (as defined in section 13(d)(3) of the Exchange Act) other than Parent or any of its affiliates (i) commences a bona fide tender offer or exchange offer for any shares of Common Stock, the consummation of which would result in beneficial ownership by such third party (together with its affiliates and associates) of 15% or more of the then outstanding Common Stock (either on a primary or fully diluted basis); (ii) acquires beneficial ownership of 15% of the Common Stock (either on a primary or fully diluted basis); (iii) solicits proxies in a "solicitation" subject to proxy rules under the Exchange Act, executes any written consent or become a "participant" in any "solicitation" (as defined in Regulation 14A under the Exchange Act), in each case with respect to the Common Stock, or (b) any of the termination events described in Section 8.1(g) or (h) of the Merger Agreement that would allow Parent to terminate the Merger Agreement has occurred (but without the necessity of Parent having terminated the Merger Agreement).

  In addition, the Option Agreement provides that in the event of any change in Common Stock or in the number of outstanding shares of Common Stock by reason of a stock dividend, split up, recapitalization, combination, exchange of shares or similar transaction or any other change in the corporate or capital structure of the Company (including, but not limited to, the declaration or payment of an extraordinary dividend of cash, securities or other property), the type and number of Option Shares to be issued by the Company upon exercise of the Option shall be adjusted appropriately, and proper provision made in the agreements governing such transaction so that Parent will receive upon exercise of the Option the number and class of shares or other securities or property that Parent would have received in respect to the Common Stock if the Option had been exercised immediately prior to such event, or the record date therefor, as applicable. If the Company enters into an agreement (i) to consolidate with or merge into any person, other than Parent or one of its subsidiaries, and is not the continuing or surviving corporation, (ii) to permit any person, other than Parent or one of its subsidiaries, to merge into the Company, and the Company is the continuing or surviving corporation, but in connection with such merger, the then outstanding shares of Common Stock are changed into or exchanged for stock or other securities of the Company or any other person or cash or any other property, or the then outstanding shares of Common Stock after such merger represent less than 50% of the surviving corporation or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Parent, or one of its subsidiaries, then, in each case, proper provision must be made in such governing agreements so that Parent will receive upon exercise of the Option the number and class of shares or other securities or property that Parent would have received in respect of any Common Stock if the Option had been exercised immediately prior to such transaction.

  The Option Agreement terminates, and the Option expires, on the earlier of
(i) the Effective Time and (ii) to the extent that a notice to exercise the Option has not theretofore been given by Parent, six months after termination of the Merger Agreement.

STOCKHOLDER AGREEMENT

  The following is a summary of certain provisions of the Stockholder Agreement. The summary is qualified in its entirety by reference to the Stockholder Agreement which is incorporated herein by reference and a copy of which has been filed with the Commission as Exhibit (c)(3) to the Schedule 14D-1. The Stockholder Agreement may be examined and copies may be obtained at the places and in the manner set forth in Section 8 of this Offer to Purchase.

  As a condition and inducement to Parent and the Purchaser to enter into the Merger Agreement and to incur the liabilities therein, James M. Hoak, Jr. (the "Stockholder"), who has voting power and dispositive power with respect to approximately 10.64% of the Shares, concurrently with the execution and delivery of the Merger Agreement, entered into a Stockholder Agreement (the "Stockholder Agreement"), dated as of January 28, 1998, with Parent and the Purchaser. In the Stockholder Agreement, the Stockholder represented that he owns approximately 438,000 Shares.

  In the Stockholder Agreement, the Stockholder agrees that he will tender promptly in the Offer and that he will not withdraw any Shares so tendered. The Purchaser agrees to purchase all of the Shares so tendered at

$10.75 per Share or such higher price per Share as may be offered by the Purchaser in the Offer, provided that the Purchaser's obligation to accept and pay for the Shares in the Offer is subject to all the terms and conditions of the Offer set forth in the Merger Agreement and Annex I thereto.

  Pursuant to the Stockholder Agreement, the Stockholder has granted to Parent during the term of the Merger Agreement an irrevocable proxy to vote his shares, or grant a consent or approval in respect of such Shares, in connection with any meeting of the stockholders of the Company (i) in favor of the Merger and (ii) against any action or agreement which would impede, interfere with or prevent the Merger, including any other extraordinary corporate transaction such as a merger, reorganization or liquidation involving the Company and a third party or any other proposal by a third party to acquire the Company.

  During the term of the Stockholder Agreement, the Stockholder has agreed that he will not (subject to certain exceptions) (i) transfer, or enter into any contract, option, agreement or other understanding with respect to the transfer of, his Shares or any interest therein, (ii) except as provided in the Stockholder Agreement, grant any proxy, power of attorney or other authorization or consent in or with respect to his Shares or (iii) deposit his Shares in any voting trust or enter into any voting agreement or arrangement with respect to his Shares that would in any way restrict, limit or interfere with the performance of his obligations under the Stockholder Agreement. In addition, the Stockholder has agreed that he will notify the Purchaser of any inquiry the Stockholder receives which might lead to an acquisition of the Company by a third party.

  The Stockholder Agreement will terminate upon the earlier of (a) the termination of the Merger Agreement in accordance with its terms or (b) the Effective Time, provided that certain provisions specified in the Stockholder Agreement will survive such termination.

GUARANTEE

  The following is a summary of certain provisions of the Guarantee. The summary is qualified in its entirety by reference to the Guarantee which is incorporated herein by reference and a copy of which has been filed with the Commission as Exhibit (c)(4) to the Schedule 14D-1. The Guarantee may be examined and copies may be obtained at the places and in the manner set forth in Section 8 of this Offer to Purchase.

  As a condition and inducement to the Company to enter into the Merger Agreement, concurrently with execution and delivery of the Merger Agreement, Fremont Partners and the Company executed the Guarantee pursuant to which, among other things, Fremont Partners has agreed to unconditionally and irrevocably guarantee, for the benefit of the Company the performance of all obligations of Parent and the Purchaser pursuant to the Merger Agreement. Fremont Partners has represented in the Guarantee that it has funds available to it sufficient to purchase, or cause the purchase of the Shares in accordance with the terms of the Merger Agreement, and to pay, or cause to be paid, all amounts due (or which will, as a result of the transactions contemplated by the Merger Agreement become due) in respect of any indebtedness of the Company for borrowed money outstanding as of the date of the consummation of the Offer. The Guarantee terminates upon the consummation of the purchase by the Purchaser or Parent or any of its affiliates of any Shares pursuant to the Offer.

CONFIDENTIALITY AGREEMENTS

  The following is a summary of certain provisions of the Confidentiality Agreement, dated November 14, 1997, by and between Fremont Partners and the Company (the "Company Confidentiality Agreement") and the Confidentiality Agreement, dated January 8, 1998, by and among Fremont Partners, Parent and the Company (the "Parent Confidentiality Agreement" and, together with the Company Confidentiality Agreement, the "Confidentiality Agreements"). The following summary of the Confidentiality Agreements does not purport to be complete and is qualified by reference to the text of the Confidentiality Agreements, copies of which are filed as Exhibits (c)(5) and (c)(6) hereto and incorporated herein by reference.

  The Confidentiality Agreements contain customary provisions pursuant to which, among other matters, the parties have agreed to keep confidential all nonpublic, confidential or proprietary information furnished to each party relating to the Company or Parent, as the case may be, subject to certain exceptions (the "Confidential Information"), and to use the Confidential Information solely in connection with the evaluation of a possible negotiated transaction between the parties.

  12. PLANS FOR THE COMPANY; OTHER MATTERS.

  Plans for the Company. Parent is conducting a detailed review of the Company and its assets, corporate structure, dividend policy, capitalization, operations, properties, policies, management and personnel and will consider, subject to the terms of the Merger Agreement, what, if any, changes would be desirable in light of the circumstances which exist upon completion of the Offer. Such changes could include changes in the Company's business, corporate structure, certificate of incorporation, by-laws, capitalization, Board of Directors, management or dividend policy, although, except as disclosed in this Offer to Purchase, Parent has no current plans with respect to any of such matters. The Merger Agreement provides that, promptly after the purchase by the Purchaser of any Shares pursuant to the Offer, the Minimum Condition having been satisfied, and from time to time thereafter as Shares are acquired by the Purchaser, Parent shall be entitled to designate such number of directors, subject to compliance with Section 14(f) of the Exchange Act, rounded up to the next whole number, on the Company Board of Directors as is equal to the product of the total number of directors on such Board (giving effect to the directors designated by Parent) multiplied by the percentage that the number of Shares which Purchaser or any affiliate of the Purchaser owns beneficially bears to the total number of Shares then outstanding. In furtherance thereof, the Company shall, upon the request of Parent, promptly either increase the size of its Board of Directors, or use its best efforts to secure the resignations of such number of its incumbent directors, or both as is necessary to enable Parent's designees to be elected to the Company Board of Directors in accordance with Section 1.3 of the Merger Agreement and shall cause Parent's designees to be so elected. At such time, the Company shall, if requested by Parent, also cause persons designated by Parent to constitute at least the same percentage (rounded up to the next whole number) as is on the Company Board of Directors of (i) each committee of the Company Board of Directors, (ii) each board of directors (or similar body) of each Subsidiary of the Company and (iii) each committee (or similar body) of each such board. The Merger Agreement provides that the directors of the Purchaser and the officers of the Company at the Effective Time of the Merger will, from and after the Effective Time, be the initial directors and officers, respectively, of the Surviving Corporation.

  Except as disclosed in this Offer to Purchase, neither Parent nor the Purchaser has any present plans or proposals that would result in an extraordinary corporate transaction, such as a merger, reorganization, liquidation, relocation of operations, or sale or transfer of assets, involving the Company or any of its subsidiaries, or any material changes in the Company's corporate structure, business or composition of its management or personnel.

OTHER MATTERS

  STOCKHOLDER APPROVAL. Under the DGCL, the approval of the Board of Directors of the Company and the affirmative vote of the holders of a majority of the outstanding Shares are required to adopt and approve the Merger Agreement and the transactions contemplated thereby. The Company has represented in the Merger Agreement that the execution and delivery of the Merger Agreement by the Company and the consummation by the Company of the transactions contemplated by the Merger Agreement and the Option Agreement have been duly authorized by all necessary corporate action on the part of the Company, subject to the approval of the Merger by the Company's stockholders in accordance with the DGCL. In addition, the Company has represented that the affirmative vote of the holders of a majority of the outstanding shares of Common Stock is the only vote of the holders of any class or series of the Company's capital stock which is necessary to approve the Merger Agreement and the transactions contemplated thereby, including the Merger. Therefore, unless the Merger is consummated pursuant to the short-form merger provisions under the DGCL described below (in which case no further corporate action by the stockholders of the Company will be required to complete the Merger), the only remaining required corporate action of the Company will be the approval of the Merger Agreement and the transactions contemplated thereby by the affirmative vote of the holders of a majority of the shares of Common Stock. The Merger Agreement provides that Parent will vote, or cause to be voted, all of the Shares then owned by Parent, the Purchaser or any of Parent's other subsidiaries and affiliates in favor of the approval of the Merger and the adoption of the Merger Agreement. In the event that Parent, the Purchaser and Parent's other subsidiaries acquire in the aggregate at least a majority of the shares of Common Stock, the vote of no other stockholder of the Company will be required to approve the Merger and the Merger Agreement.

  SHORT-FORM MERGER. Section 253 of the DGCL provides that, if a corporation owns at least 90% of the outstanding shares of each class of another corporation, the corporation holding such stock may merge such other corporation into itself without any action or vote on the part of the board of directors or the stockholders of such other corporation (a "short-form merger"). In the event that Parent, the Purchaser and any other subsidiaries of Parent acquire in the aggregate at least 90% of the outstanding shares of Common Stock, pursuant to the Offer or otherwise, then, at the election of Parent, a short-form merger could be effected without any approval of the Company Board of Directors or the stockholders of the Company, subject to compliance with the provisions of Section 253 of the DGCL. Even if Parent and the Purchaser do not own 90% of the outstanding shares of Common Stock following consummation of the Offer, Parent and the Purchaser could seek to purchase additional shares in the open market or otherwise in order to reach the 90% thresholds and employ a short-form merger. The per share consideration paid for any Shares so acquired may be greater or less than that paid in the Offer. Parent presently intends to effect a short-form merger if permitted to do so under the DGCL.

DELAWARE BUSINESS COMBINATION STATUTE.

  SECTION 203. Section 203 of the DGCL, in general, prohibits a Delaware corporation such as the Company from engaging in a "Business Combination" (defined as a variety of transactions, including mergers, as set forth below) with an "Interested Stockholder" (defined generally as a person that is the beneficial owner of 15% or more of a corporation's outstanding voting stock) for a period of three years following the date that such person became an Interested Stockholder unless (a) prior to the date such person became an Interested Stockholder, the board of directors of the corporation approved either the Business Combination or the transaction that resulted in the stockholder becoming an Interested Stockholder, (b) upon consummation of the transaction that resulted in the stockholder becoming an Interested Stockholder, the Interested Stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding stock held by directors who are also officers of the corporation and employee stock ownership plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer or (c) on or subsequent to the date such person became an Interested Stockholder, the Business Combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders, and not by written consent, by the affirmative vote of the holders of a least 66 2/3% of the outstanding voting stock of the corporation not owned by the Interested Stockholder.

  Under Section 203 of the DGCL, the restrictions described above do not apply if, among other things (A) the corporation's original certificate of incorporation contains a provision expressly electing not to be governed by
Section 203 of the DGCL; (B) the corporation, by action of its stockholders, adopts an amendment to its certificate of incorporation or by-laws expressly electing not to be governed by Section 203 of the DGCL, provided that, in addition to any other vote required by law, such amendment of the certificate of incorporation or by-laws must be approved by the affirmative vote of a majority of the shares entitled to vote, which amendment would not be effective until 12 months after the adoption of such amendment and would not apply to any Business Combination between the corporation and any person who became an Interested Stockholder of the corporation on or prior to the date of such adoption; (C) the corporation does not have a class of voting stock that is (1) listed on a national securities exchange, (2) authorized for quotation on an inter-dealer quotation system of a registered national securities association or (3) held of record by more than 2,000 stockholders, unless any of the foregoing results from action taken, directly or indirectly, by an Interested Stockholder or from a transaction in which a person became an Interested Stockholder; or (D) a stockholder becomes an Interested

Stockholder "inadvertently" and thereafter divests itself of a sufficient number of shares so that such stockholder ceases to be an Interested Stockholder. Under Section 203 of the DGCL, the restrictions described above also do not apply to certain Business Combinations proposed by an Interested Stockholder following the announcement or notification of one of certain extraordinary transactions involving the corporation and a person who had not been an Interested Stockholder during the previous three years or who became an Interested Stockholder with the approval of a majority of the corporation's directors.

  Section 203 of the DGCL provides that, during such three-year period, the corporation may not merge or consolidate with an Interested Stockholder or any affiliate or associate thereof and also may not engage in certain other transactions with an Interested Stockholder or any affiliate or associate thereof, including, without limitation, (A) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets (except proportionately as a stockholder of the corporation) having an aggregate market value equal to 10% or more of the aggregate market value of all assets of the corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of a corporation; (B) any transaction that results in the issuance or transfer by the corporation or by certain subsidiaries thereof of any stock of the corporation or such subsidiaries to the Interested Stockholder, except pursuant to a transaction which effects a pro rata distribution to all stockholders of the corporation; (C) any transaction involving the corporation or certain subsidiaries thereof which has the effect of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the corporation or any such subsidiary which is owned directly or indirectly by the Interested Stockholder (except as a result of immaterial changes due to fractional share adjustments); or (D) any receipt of the Interested Stockholder of the benefit (except proportionately as a stockholder of such corporation) of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

  The Company has represented in the Merger Agreement that the provisions of
Section 203 of the DGCL are not applicable to any of the transactions contemplated by the Merger Agreement or the Option Agreement, including the Merger and the purchase of Shares in the Offer or pursuant to the exercise of the option granted under the Option Agreement.

  APPRAISAL RIGHTS. Holders of the Shares do not have appraisal rights as a result of the Offer. However, if the Merger is consummated, holders of the Shares at the effective time of the Merger will have certain rights pursuant to the provisions of Section 262 of the DGCL. Dissenting stockholders of the Company who comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such fair value in cash, together with a fair rate of interest thereon, if any. Any such judicial determination of the fair value of the Shares could be based upon factors other than, or in addition to, the price per share of Common Stock, as the case may be, to be paid in the Merger or the market value of the Shares. The value so determined could be more or less than the price per Share to be paid in the Merger.

  THE FOREGOING SUMMARY OF THE RIGHTS OF DISSENTING STOCKHOLDERS DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROCEDURES TO BE FOLLOWED BY STOCKHOLDERS DESIRING TO EXERCISE ANY AVAILABLE DISSENTERS' RIGHTS. THE PRESERVATION AND EXERCISE OF DISSENTERS' RIGHTS REQUIRE STRICT ADHERENCE TO THE APPLICABLE PROVISIONS OF THE DGCL.

  The foregoing description of the DGCL, including the descriptions of Sections 203 and 262, is not necessarily complete and is qualified in its entirety by reference to the DGCL.

  RULE 13E-3. The Merger would have to comply with any applicable Federal law operative at the time. Rule 13e-3 under the Exchange Act is applicable to certain "going private" transactions; however, the Purchaser believes that Rule 13e-3 will not be applicable to the Merger. If Rule 13e-3 were applicable to the Merger, it would require, among other things, that certain financial information concerning the Company, and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such a transaction, be filed with the Commission and disclosed to minority stockholders prior to consummation of the transaction.

  13. DIVIDENDS AND DISTRIBUTIONS.

  The Merger Agreement provides that neither the Company nor any of its Subsidiaries shall: (i) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock; (ii) issue, sell, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class of the Company or its Subsidiaries, other than Shares reserved for issuance on the date hereof pursuant to the exercise of the Warrant or Options outstanding as of January 28, 1998; (iii) transfer, lease, license, sell, mortgage, pledge, dispose of, or encumber any assets, other than in the ordinary and usual course of business and consistent with past practice, or incur or modify any indebtedness or other liability, other than in the ordinary and usual course of business and consistent with past practice; or (iv) redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock.

  14. CONDITIONS OF THE OFFER.

  Notwithstanding any other provisions of the Offer, and in addition to (and not in limitation of) the Purchaser's rights to extend and amend the Offer at any time in its sole discretion (subject to the provisions of the Merger Agreement), the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-l(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Shares, and may terminate or amend the Offer as to any Shares not then paid for, if (i) any applicable waiting period under the HSR Act has not expired or terminated, (ii) the Minimum Condition has not been satisfied or (iii) at any time on or after the date of the Merger Agreement and before the time of acceptance for payment for any such Shares, any of the following events exists:

    (a) there shall be threatened or pending any suit, action or proceeding by any Governmental Entity against the Purchaser, Parent, the Company or any Subsidiary of the Company (i) seeking to prohibit or impose any material limitations on Parent's or the Purchaser's ownership or operation (or that of any of their respective Subsidiaries or affiliates) of all or a material portion of their or the Company's businesses or assets, or to compel Parent or the Purchaser or their respective Subsidiaries and affiliates to dispose of or hold separate any material portion of the business or assets of the Company or Parent and their respective Subsidiaries, in each case taken as a whole, (ii) seeking to restrain or prohibit the making or consummation of the Offer or the Merger or the performance of any of the other transactions contemplated by the Merger Agreement, or seeking to obtain from the Company, Parent or the Purchaser any damages that are material in relation to the Company and its Subsidiaries taken as a whole, (iii) seeking to impose material limitations on the ability of the Purchaser, or render the Purchaser unable, to accept for payment, pay for or purchase some or all of the Shares pursuant to the Offer and the Merger, (iv) seeking to impose material limitations on the ability of Purchaser or Parent effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by it on all matters properly presented to the Company's shareholders, (v) seeking to impose circumstances under which the purchase or payment for some or all of the Shares pursuant to the Offer and the Merger could have a material adverse effect on Purchaser or Parent, or
  (vi) which otherwise is reasonably likely to have a Company Material Adverse Effect (as used in this Offer to Purchase, "Company Material Adverse Effect" means any event, change in or effect on the business of the Company or its Subsidiaries, taken as a whole, that is or could reasonably be expected to be materially adverse to (i) the business, operations, properties (including intangible properties), condition (financial or otherwise), results of operations, assets, liabilities, regulatory status or prospects of the Company and its Subsidiaries, taken as a whole, or (ii) the ability of the Company to consummate any of the Transactions (as defined in the Merger Agreement) or to perform its obligations under the Merger Agreement or the Option Agreement);

    (b) there shall be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated or deemed applicable, pursuant to an authoritative interpretation by or on behalf of a Government Entity, to the Offer or the Merger, or any other action shall be taken by any Governmental Entity, other than the application to the Offer or the Merger of applicable waiting periods under HSR Act, that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (vi) of paragraph (a) above;

    (c) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange, the American Stock Exchange or the NASDAQ Stock Market for a period in excess of 24 hours (excluding suspensions or limitations resulting solely from physical damage or interference with such exchanges not related to market conditions), (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (iii) a commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States, (iv) any limitation (whether or not mandatory) by any United States governmental authority on the extension of credit generally by banks or other financial institutions, (v) a change in general financial, bank or capital market conditions which materially and adversely affects the ability of financial institutions in the United States to extend credit or syndicate loans or (vi) in the case of any of the foregoing existing at the time of the execution of the Merger Agreement, a material acceleration or worsening thereof;

    (d) since January 28, 1998, there shall have occurred any change that constitutes a Company Material Adverse Effect;

    (e) (i) the Board of Directors of the Company or any committee thereof shall have withdrawn or modified in a manner adverse to Parent or the Purchaser its approval or recommendation of the Offer, the Merger or the Merger Agreement, or approved or recommended any Acquisition Proposal or
  (ii) the Company shall have entered into any agreement with respect to any Superior Proposal in accordance with Section 5.3(b) of the Merger Agreement;

    (f) the representations and warranties of the Company set forth in the Merger Agreement shall not be true and correct, in all material respects, in each case (i) as of the date referred to in any representation or warranty which addresses matters as of a particular date or (ii) as to all other representations and warranties, as of the date of the Merger Agreement and as of the scheduled expiration of the Offer (without giving effect to any materiality qualification or standard contained in any such representation or warranty);

    (g) the Company shall have failed to perform in all material respects any obligation or to comply with any agreement or covenant to be performed or complied with by it under the Merger Agreement (without giving affect to any materiality qualification or standard contained in any such representation or warranty);

    (h) the Purchaser shall have failed to receive a certificate executed by the President or a Vice President of the Company, dated as of the scheduled expiration of the Offer, to the effect that the conditions set forth in paragraphs (f) and (g) above have not occurred;

    (i) all consents, permits and approvals of Governmental Authorities and other Persons listed in Section 3.4 of the Company Disclosure Schedule and identified with an asterisk shall not have been obtained with no material adverse conditions attached and no material expense imposed on the Company or any of its Subsidiaries;

    (j) the transactions contemplated under the Borden Agreement shall not have been consummated pursuant to and substantially in accordance with the terms set forth in the Borden Agreement without waiver of a material term by any party thereto;

    (k) any Person or Group (as defined in Section 13(d)(3) of the Exchange
  Act) other than Parent or the Purchaser or any of their respective subsidiaries or affiliates shall have become the beneficial owner (as defined in Rule 13d-3 promulgated under the Exchange Act) of more than 15% of the outstanding Shares (either on a primary or a fully diluted basis); provided, however, that this provision shall not apply to any Person that beneficially owns more than 15% of the outstanding Shares on January 28, 1998; provided, further, that such Person does not further increase its beneficial ownership beyond the number of Shares such Person beneficially owns on January 28, 1998; or

    (l) the Merger Agreement shall have been terminated in accordance with its terms.

  The foregoing conditions are for the sole benefit of Parent and the Purchaser, may be asserted by Parent or the Purchaser regardless of the circumstances giving rise to such condition (including any action or inaction by Parent or the Purchaser) and may be waived by Parent or the Purchaser in whole or in part at any time and from time to time in the good faith of Parent or the Purchaser, subject in each case to the terms of the Merger Agreement. The failure by Parent or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

  15. CERTAIN LEGAL MATTERS.

  Except as described in this Section 15, based on information provided by the Company, none of the Company, Purchaser or Parent is aware of any license or regulatory permit that appears to be material to the business of the Company that might be adversely affected by the Purchaser's acquisition of Shares as contemplated herein or of any approval or other action by a domestic or foreign governmental, administrative or regulatory agency or authority that would be required for the acquisition and ownership of the Shares by the Purchaser as contemplated herein. Should any such approval or other action be required, the Purchaser and Parent presently contemplate that such approval or other action will be sought, except as described below under "State Takeover Laws." While, except as otherwise described in this Offer to Purchase, the Purchaser does not presently intend to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to the Company's business or that certain parts of the Company's business might not have to be disposed of or other substantial conditions complied with in the event that such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, the Purchaser could decline to accept for payment or pay for any Shares tendered. See Section 14 for certain conditions to the Offer, including conditions with respect to governmental actions.

  State Takeover Laws. The Company is incorporated under the laws of the State of Delaware, and the Company's principal executive offices are located in Dallas, Texas. Because the Company's Board of Directors has approved the Offer and the Merger, Section 203 of the DGCL, as described in Section 12 of this Offer to Purchase, is inapplicable to the Offer and the Merger. A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, stockholders, principal executive offices or principal places of business or whose business operations otherwise have substantial economic effects in such states. In Edgar v. Mite Corp., in 1982, the Supreme Court of the United States (the "U.S. Supreme Court") invalidated on constitutional grounds the Illinois Business Takeover statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the U.S. Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquirer from voting on the affairs of a target corporation without the prior approval of the remaining stockholders. The state law before the U.S. Supreme Court was by its terms applicable only to corporations that had a substantial number of stockholders in the state and were incorporated there. The Company, directly or through its Subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws and regulations. Neither Parent nor the Purchaser knows whether any or all of these takeover laws and regulations will by their terms apply to the Offer, and, except as set forth above with respect to Section 203 of the DGCL, neither Parent nor the Purchaser has currently complied with any other state takeover statute or regulation. The Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer and nothing in this Offer to Purchase or any action taken in connection with the Offer is intended as a waiver of such right. If it is asserted that any state takeover statute is applicable to the Offer and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, the Purchaser might be required to file certain information with or to receive approvals from the relevant state authorities, and the Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer or may be delayed in consummating the Offer. In such case, the Purchaser may not be obligated to accept for payment or pay for any Shares tendered pursuant to the Offer. See Section 14.

  Under the provisions of the HSR Act applicable to the Offer, the acquisition of Shares under the Offer may be consummated only following the expiration or early termination of the applicable waiting period under the HSR Act.

  Under the provisions of the HSR Act applicable to the purchase of Shares pursuant to the Offer, such purchase may not be made until the expiration of a 15-calendar day waiting period following the required filing of a Notification Report From under the HSR Act by the Parent, which Parent expects to submit on February 10, 1998. Accordingly, if the Notification and Report Form is filed on February 10, 1998, the waiting period under the HSR Act would expire at 11:59 P.M., New York City time, on February 25, 1998, unless early termination of the waiting period is granted by the FTC and the Department of Justice, Antitrust Division (the "Antitrust Division") or the Parent receives a request for additional information or documentary material prior thereto. If either the FTC or the Antitrust Division issues a request for additional information or documentary material from the Parent prior to the expiration of the 15-day waiting period, the waiting period will be extended and will expire at 11:59 P.M., New York City time, on the tenth calendar day after the date of substantial compliance by the Parent with such request unless terminated earlier by the FTC and the Antitrust Division. If such a request is issued, the purchase of and payment for Shares pursuant to the Offer will be deferred until the additional waiting period expires or is terminated. Only one extension of such waiting period pursuant to a request for additional information or documentary material is authorized by the rules promulgated under the HSR Act. Thereafter, the waiting period can be extended only by court order. Although the Company is required to file certain information and documentary material with the Antitrust Division and the FTC in connection with the Offer, neither the Company's failure to make such filings nor a request to the Company from the Antitrust Division or the FTC for additional information or documentary material will extend the waiting period.

  The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the Offeror's proposed acquisition of the Company. At any time before or after the Offeror's acquisition of Shares pursuant to the Offer, the Antitrust Division or the FTC could take such action under the antitrust laws as either deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or the consummation of the Merger or seeking the divestiture of Shares acquired by the Offeror or the divestiture of substantial assets of the Company or its Subsidiaries or the Parent or its subsidiaries. Private parties and states Attorneys General may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made, or, if such a challenge is made, of the result thereof. See Section 14 for certain conditions to the Offer, including conditions with respect to litigation and certain governmental actions.

  If the Antitrust Division, the FTC, a state or a private party raises antitrust concerns in connection with a proposed transaction, the Offeror may engage in negotiations with the relevant governmental agency or party concerning possible means of addressing these issues and may delay consummation of the Offer or the Merger while such discussions are ongoing. Both the Parent and the Company have agreed to use their respective best efforts to resolve any antitrust issues.

  Federal Reserve Board Regulations. Regulations G, U and X (the "Margin Regulations") of the Federal Reserve Board restrict the extension or maintenance of credit for the purpose of buying or carrying margin stock, including the Shares, if the credit is secured directly or indirectly by margin stock. Such secured credit may not be extended or maintained in an amount that exceeds the maximum loan value of all the direct and indirect collateral securing the credit, including margin stock and other collateral. All financing for the Offer will be structured so as to be in full compliance with the Margin Regulations.

  16. FEES AND EXPENSES.

  The Purchaser has retained MacKenzie Partners, Inc. to act as the Information Agent and American Stock Transfer & Trust Company to act as the Depositary in connection with the Offer. Such firms each will receive reasonable and customary compensation for their services. The Purchaser has also agreed to reimburse each such firm for certain reasonable out-of-pocket expenses and to indemnify each such firm against certain liabilities in connection with their services, including certain liabilities under federal securities laws.

  The Purchaser will not pay any fees or commissions to any broker or dealer or other person (other than the Information Agent) for making solicitations or recommendations in connection with the Offer. Brokers, dealers, banks and trust companies will be reimbursed by the Purchaser for customary mailing and handling expenses incurred by them in forwarding material to their customers.

  17. MISCELLANEOUS.

  The Offer is being made to all holders of Shares other than the Company. The Purchaser is not aware of any jurisdiction in which the making of the Offer or the tender of Shares in connection therewith would not be in compliance with the laws of such jurisdiction. If the Purchaser becomes aware of any jurisdiction in which the making of the Offer would not be in compliance with applicable law, the Purchaser will make a good faith effort to comply with any such law. If, after such good faith effort, the Purchaser cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares residing in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

  No person has been authorized to give any information or to make any representation on behalf of Parent or the Purchaser not contained herein or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

  Parent and the Purchaser have filed with the Commission the Schedule 14D-1 pursuant to Rule 14d-3 under the Exchange Act furnishing certain additional information with respect to the Offer. The Schedule 14D-1 and any amendments thereto, including exhibits, may be examined and copies may be obtained from the offices of the Commission and the NYSE in the manner set forth in Section 9 of this Offer to Purchase (except that they will not be available at the regional offices of the Commission).

                                  SCHEDULE I

                       DIRECTORS AND EXECUTIVE OFFICERS
                                      OF
                         SAFFRON ACQUISITION CORP. AND
                               KERR GROUP, INC.

  1. SAFFRON ACQUISITION CORP. Set forth below is the name, business address and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each director and executive officer of Saffron Acquisition Corp. Each such person is a citizen of the United States of America, and, unless otherwise indicated, the business address of each such person is c/o Fremont Partners, L.P., Fifty Fremont Street, Suite 3700, San Francisco, California 94105.

                                   PRESENT PRINCIPAL OCCUPATION OR
                                    EMPLOYMENT; MATERIAL POSITIONS
   NAME AND ADDRESS                HELD DURING THE PAST FIVE YEARS
   ----------------                -------------------------------
 Lawrence C. Caldwell Mr. Caldwell is Director, Vice President and Treasurer of
                      Purchaser; Director and Chief Financial Officer Treasurer
                      and Secretary of Kerr Group, Inc. since 1997; Vice
                      President of New Caanan Investments, Inc. since 1989.
 Gilbert H. Lamphere  Mr. Lamphere is a Chairman of the Board of Directors of
                      Kerr Group, Inc. and Director and President of the
                      Purchaser; Managing Director and Director of The Fremont
                      Group, L.L.C., Fremont Investors and Sequoia Ventures,
                      Inc. since 1994; Director and Chairman of Illinois
                      Central Corporation; Co-Chairman and Chief Executive
                      Officer of the Noel Group prior to 1994; Chairman and
                      Chief Executive Officer of the Prospect Group (1990-
                      1994); Director of Recognition International, Inc. (1990-
                      1995), Cleveland-Cliffs, Inc. (1991-1994), R.P. Scherer
                      Corporation (1991-1995), Global Natural Resources
                      Corporation (resigned 1994), Belding Heminway Company,
                      Inc. (1993-1997), Sylvan, Inc. (resigned 1994), Lincoln
                      Snacks Company (resigned 1994), Simmons Outdoor
                      Corporation (resigned 1994) and Children's Discovery
                      Centers of America, Inc. (resigned 1994).
 Gregory P. Spivy     Mr. Spivy is a Director, Vice President and Secretary of
                      Purchaser and a Director of Kerr Group, Inc.; Managing
                      Director of The Fremont Group since January 1, 1998;
                      Principal of The Fremont Group from 1995 to 1997;
                      Director and Associate of The Bridgeford Group from 1992
                      through 1995.

  2. KERR GROUP, INC. Set forth below is the name, business address and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of the sole managing member and executive officers of Kerr Group, Inc. Each such person is a citizen of the United States of America and, unless otherwise indicated, the business address of each such person is c/o Fremont Partners, L.P., Fifty Fremont Street, Suite 3700, San Francisco, California 94105.

                                 PRESENT PRINCIPAL OCCUPATION OR
                                  EMPLOYMENT; MATERIAL POSITIONS
   NAME AND ADDRESS              HELD DURING THE PAST FIVE YEARS
   ----------------              -------------------------------
 Lawrence C. Caldwell See Part 1 of this Schedule I.
 Richard D. Hofmann   Director and Chief Executive Officer and President of
                      Kerr Group, Inc. since 1997; Chairman of New Canaan
                      Investments, Inc. since 1989.
 Gilbert H. Lamphere  See Part 1 of this Schedule I.
 Gregory P. Spivy     See Part 1 of this Schedule I.

  Facsimile copies of the Letter of Transmittal, properly completed and duly signed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Depositary, at one of the addresses set forth below:

  3. FREMONT ACQUISITION COMPANY, LLC. Set forth below is the name, business address and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each of the sole managing member and executive officers of Fremont. Each such person is a citizen of the United States of America and, unless otherwise indicated, the business address of each such person is c/o The Fremont Group, 50 Fremont Street, Suite 3700, San Francisco, California 94105.

                                    PRESENT PRINCIPAL OCCUPATION OR
                                     EMPLOYMENT; MATERIAL POSITIONS
    NAME AND ADDRESS                HELD DURING THE PAST FIVE YEARS
    ----------------                -------------------------------
 Fremont Partners, L.P. Not Applicable.
 G.H. Lamphere          See Part 1 of this Schedule I.
 Gregory P. Spivy       See Part 1 of this Schedule I.
 R.S. Kopf              Vice President and Secretary of Fremont Acquisition
                        Company; Managing Director--Operations, General Counsel
                        and Secretary of Fremont Group and Fremont Investors
                        since 1986; General Counsel, Secretary and Director of
                        Bechtel International Constructors, Inc.; Vice
                        President, General Counsel and Secretary of HLQ Corp.;
                        Vice President, General Counsel, Secretary and Director
                        of Offshore Bechtel Exploration Corporation; Managing
                        Principal, General Counsel and Secretary of Sequoia.

  4. FREMONT PARTNERS, L.P. Set forth below is the name, business address and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of the sole general partner of Fremont Partners. Each such person is a citizen of the United States of America and, unless otherwise indicated, the business address of each such person is c/o The Fremont Group, 50 Fremont Street, Suite 3700, San Francisco, California 94105.

                         PRESENT
                        PRINCIPAL
                      OCCUPATION OR
                       EMPLOYMENT;
                         MATERIAL
                        POSITIONS
                     HELD DURING THE
  NAME AND ADDRESS   PAST FIVE YEARS
  ----------------   ---------------
 FP Advisors, L.L.C. Not Applicable.

  5. FP ADVISORS, L.L.C. Set forth below is the name, business address and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of the sole managing member of FP Advisors. Each such person is a citizen of the United States of America and, unless otherwise indicated, the business address of each such person is c/o The Fremont Group, 50 Fremont Street, Suite 3700, San Francisco, California 94105.

                           PRESENT
                          PRINCIPAL
                        OCCUPATION OR
                         EMPLOYMENT;
                           MATERIAL
                          POSITIONS
                       HELD DURING THE
   NAME AND ADDRESS    PAST FIVE YEARS
   ----------------    ---------------
 Fremont Group, L.L.C. Not Applicable.

  6. FREMONT GROUP, L.L.C. Set forth below is the name, business address and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each of the sole manager, the executive officers and directors of The Fremont Group. Unless otherwise indicated, each person has held the position listed below with The Fremont Group and Fremont Investors during the last five years. Each such person is a citizen of the United States of America and, unless otherwise indicated, the business address of each such person is c/o The Fremont Group, 50 Fremont Street, Suite 3700, San Francisco, California 94105.

                                     PRESENT PRINCIPAL OCCUPATION OR
                                     EMPLOYMENT; MATERIAL POSITIONS
    NAME AND ADDRESS                 HELD DURING THE PAST FIVE YEARS
    ----------------                 -------------------------------
 Fremont Investors, Inc. Not Applicable.
 A.M. Dachs              President, Chief Executive Officer and Director of The
                         Fremont Group, Fremont Investors and Sequoia;
                         President and Director of Bechtel Constructors, Inc.;
                         Director of Offshore Bechtel Exploration Corporation
                         and BPT Properties, L.P. and related entities;
                         Director of Bechtel Enterprises, Inc., Esco
                         Corporation and The Brookings Institution; Chairman of
                         the Board of Trustees of Wesleyan University.
 S.D. Bechtel, Jr.       Chairman Emeritus and Director of The Fremont Group,
                         Fremont Investors and Sequoia; Chairman Emeritus of
                         Bechtel Group, Inc.; Director of Remington Arms since
                         1993; Director of IBM form 1976-1993.
 Richard E. Cavanagh     Director of The Fremont Group, Fremont Investors and
                         Sequoia; President and Chief Executive Officer of The
                         Conference Board, Inc., 845 Third Avenue, New York,
                         New York 10022, since 1995; Executive Dean of Harvard
                         University (Kennedy School of Government) from 1988 to
                         1995; Director of Black Rock Mutual Fund and related
                         funds; Director of Olin Corporation and LCI
                         International.
 H.J. Haynes             Director of The Fremont Group, Fremont Investors and
                         Sequoia; Director and Senior Counselor of Bechtel
                         Group, Inc.; Director of Hewlett-Packard Co., Paccar,
                         Inc., Boeing Co., Citicorp, Saudi Arabian Oil Co. and
                         Bechtel Enterprises, Inc.
 C.W. Hull               Director of The Fremont Group, Fremont Investors and
                         Sequoia; Chairman of Energy Asset Management, L.L.C.,
                         250 Montgomery Street, Suite 1600, San Francisco,
                         California 94104; Director of Bechtel Group, Inc. and
                         Bechtel Enterprises, Inc.
 R. Jaunich II           Managing Director and Director of The Fremont Group,
                         Fremont Investors and Sequoia; Director of CNF
                         Transportation, Inc.; Chairman of the Board of
                         Coldwell Banker Corporation from 1992 to 1996;
                         Chairman of the Board of Crown Pacific, Ltd. since
                         1992; member of the Board of Control of Petro Stopping
                         Centers, L.P. from 1992 to 1997.
 G.H. Lamphere           See Part 1 of this Schedule I.
 D.L. Redo               Managing Director and Director of The Fremont Group,
                         Fremont Investors and Sequoia; President and Chief
                         Executive Officer of Fremont Investment Advisor, Inc.
 G.P. Schultz            Director of The Fremont Group, Fremont Investors and
                         Sequoia; Director and Senior Counselor of Bechtel
                         Group, Inc.; Professor of International Economics at
                         Standford University and Distinguished Fellow at the
                         Hoover Institution; Director of Gulfstream Aerospace
                         Corp., Charles Schwab, Gilead Sciences, Airtouch
                         Communications, Ziff-Davis Publishing Company
                         (resigned 1996) and Bechtel Enterprises, Inc.
 J.W. Weiser             Director of The Fremont Group, Fremont Investors and
                         Sequoia; Director and Senior Counselor of Bechtel
                         Group, Inc.
 J.D. Mahaffey           Managing Director of The Fremont Group, Fremont
                         Investors and Sequoia; President of Fremont Energy,
                         L.P., 5956 Sherry Lance, Suite 1310, Dallas, Texas,
                         since 1995; prior to such time, Chief Executive
                         Officer and Director of United Meredian Corp.;
                         President and Director of Offshore Bechtel Exploration
                         Corporation; Director of Xpronet, Inc. since 1997.

                                 PRESENT PRINCIPAL OCCUPATION OR
                                  EMPLOYMENT; MATERIAL POSITIONS
 NAME AND ADDRESS                HELD DURING THE PAST FIVE YEARS
 ----------------                -------------------------------
 J.S. Higgins     Managing Principal and Chief Financial Officer of The Fremont
                  Group, Fremont Investors and Sequoia; Director of Fremont
                  Investment Advisors, Inc.; Vice President and Director of HLQ
                  Corp.; Chief Financial Officer of Bechtel International
                  Constructors and Offshore Bechtel Exploration Corp.
 R.S. Kopf        See Part 3 of this Schedule I.
 D.W. Aronson     Treasurer of The Fremont Group, Fremont Investors and
                  Sequoia; Chief Financial Officer and Vice President of
                  Operations of Redwood Microsystems, Inc. from 1990 through
                  1994; Treasurer of Bechtel International Constructors, Inc.,
                  CRMF Corp., and Offshore Bechtel Exploration Corporation.

  7. FREMONT INVESTORS, INC. Set forth below is the name, business address and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each director and executive officer of Fremont Investors. Each such person is a citizen of the United States of America and, unless otherwise indicated, the business address of each such person is c/o The Fremont Group, 50 Fremont Street, Suite 3700, San Francisco, California 94105.

                      PRESENT PRINCIPAL OCCUPATION
                                   OR
                     EMPLOYMENT; MATERIAL POSITIONS
                        HELD DURING THE PAST FIVE
  NAME AND ADDRESS                YEARS
  ----------------   ------------------------------
 A.M. Dachs          See Part 6 of this Schedule I.
 S.D. Bechtel, Jr.   See Part 6 of this Schedule I.
 Richard E. Cavanagh See Part 6 of this Schedule I.
 H.J. Haynes         See Part 6 of this Schedule I.
 C.W. Hull           See Part 6 of this Schedule I.
 R. Jaunich II       See Part 6 of this Schedule I.
 G.H. Lamphere       See Part 1 of this Schedule I.
 D.L. Redo           See Part 6 of this Schedule I.
 G.P. Shultz         See Part 6 of this Schedule I.
 J.W. Weiser         See Part 6 of this Schedule I.
 J.D. Mahaffey       See Part 6 of this Schedule I.
 J.S. Higgins        See Part 6 of this Schedule I.
 R.S. Kopf           See Part 3 of this Schedule I.
 D.W. Aronson        See Part 6 of this Schedule I.

                       The Depositary for the Offer is:

                    AMERICAN STOCK TRANSFER & TRUST COMPANY

   BY MAIL, HAND OR OVERNIGHT                 BY FACSIMILE TRANSMISSION
            DELIVERY:                      (FOR ELIGIBLE INSTRUCTORS ONLY)

                                                   (718) 234-5001
    40 Wall Street 46th Floor
    New York, New York 10005                CONFIRM RECEIPT OF FACSIMILE BY
                                                      TELEPHONE:

                                                   (718) 921-8200

  Questions and requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and the Guidelines for Certification of Taxpayer Identification on Substitute Form W-9 may be directed to the Information Agent at the locations and telephone numbers set forth below. Stockholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.

                    The Information Agent for the Offer is:


                [LOGO OF MACKENZIE PARTNERS, INC APPEARS HERE]


                               156 Fifth Avenue
                           New York, New York 10010
                         (212) 929-5500 (call collect)

                                      or

                         CALL TOLL-FREE (800) 322-2885